Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

DATED AS OF
NOVEMBER 1, 2017

AMONG

NORTHERN OIL AND GAS, INC.,
AS BORROWER,

TPG SPECIALTY LENDING, INC.,
AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT,

AND

THE LENDERS PARTY HERETO

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ANNEXES, EXHIBITS AND SCHEDULES
Annex I    List of Commitments

Exhibit A	Form of Note

Exhibit B	Form of Borrowing Request

Exhibit C-1	Form of Effective Date Certificate

Exhibit C-2	Form of Section 8.01(c) Certificate

Exhibit D	Security Instruments

Exhibit E	Form of Assignment and Assumption

Exhibit F-1	Form of U.S. Tax Compliance Certificate (Foreign Lender/not Partnership)

Exhibit F-2	Form of U.S. Tax Compliance Certificate (Foreign Participant/not Partnership)

Exhibit F-3	Form of U.S. Tax Compliance Certificate (Foreign Participant/Partnership)

Exhibit F-4	Form of U.S. Tax Compliance Certificate (Foreign Lender/Partnership)

Exhibit G	Swap Intercreditor Agreement

Exhibit H	Form of Increased Facility Activation Notice

Exhibit I	Form of New Lender Supplement

Schedule 1.02	Competitors

Schedule 6.01	Settled Swap Agreements

Schedule 7.05	Litigation

Schedule 7.06	Environmental Matters

Schedule 7.14	Subsidiaries and Partnerships

Schedule 7.19	Marketing Contracts

Schedule 7.20	Swap Agreements

Schedule 7.26	Material Agreements

Schedule 7.29	Accounts Payable

Schedule 9.03	Liens

Schedule 9.05	Investments

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THIS TERM LOAN CREDIT AGREEMENT dated as of November 1, 2017 is among: Northern Oil and Gas, Inc., a corporation duly formed and existing under the laws of the State of Minnesota (the “Borrower”); each of the Lenders from time to time party hereto; TPG Specialty Lending, Inc. (“TSL”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and TSL, as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).
R E C I T A L S
WHEREAS, the Borrower requested that the Lenders make available to the Borrower the term loans referenced herein on the terms and conditions contained herein; and
WHEREAS, the Lenders have agreed severally to make available to the Borrower the term loans referenced herein on the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Control Agreement” means, as to any Deposit Account, Securities Account or Commodities Account of any Credit Party, an agreement or agreements, in form and substance reasonably acceptable to the Administrative Agent, among such Credit Party owning such Deposit Account, Securities Account or Commodities Account, the Collateral Agent and the financial institution at which such Deposit Account, Securities Account or Commodities Account is located, which agreement establishes the Collateral Agent’s control with respect to such Deposit Account, Securities Account or Commodities Account. For purposes of this definition, the term “control” has the meaning given to such term in the UCC.
“Adjusted LIBO Rate” means, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the then effective LIBO Rate multiplied by (b) the Statutory Reserve Rate.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“AFE” means an authority for expenditure listing the expenses of drilling a well and completing or abandoning the well and received in the ordinary course of business.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender” means any Affiliated Person that is a Lender.

“Affiliated Person” means any Person that is an Affiliate of the Borrower or that holds or that has an Affiliate that holds, directly or indirectly, (a) any common Equity Interests in the Borrower in an aggregate amount in excess of 5% of the common Equity Interests having ordinary voting power for the election of the directors or other governing body of the Borrower or (b) any Debt (other than the Loans) or any security or Equity Interest (including preferred Equity Interests but other than common Equity Interests), in each case issued or incurred by the Borrower.
“Agreement” means this Term Loan Credit Agreement, as the same may from time to time be amended, amended and restated, modified, or supplemented in accordance with the terms hereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption including, without limitation, the FCPA.
“Applicable Margin” means, for any day, 7.75% per annum.
“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction (a) the numerator of which is the sum of (i) the aggregate outstanding principal amount of the Loans of such Lender and (ii) the unused outstanding Delayed Draw Commitments of such Lender and (b) the denominator of which is the sum of (i) the outstanding principal amount of the Loans of all Lenders and (ii) the total unused outstanding Delayed Draw Commitments of all Lenders.
“Approved Counterparty” means (a) BP Energy Company, (b) Macquarie Bank Limited, (c) Cargill Incorporated, (d) Royal Bank of Canada, (e) Fifth Third Bank, (f) Capital One Bank (USA), N.A., or (g) any other Person acceptable to the Administrative Agent in its reasonable discretion.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in term loans and similar extensions of credit in the ordinary course of its business and that is affiliated with a Lender and administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P. and (b) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, such Person or its direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such

Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03.
“Building” has the meaning assigned to such term in the applicable Flood Insurance Regulations.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and if such day relates to LIBOR, any such day on which dealings in dollar deposits are conducted between banks in the London interbank Eurodollar market.
“Call Protection Amount” means:
(a)    in the case of the Initial Term Loans, an amount equal to the applicable percentage set forth in the table below of any payment, refinancing, substitution or replacement of principal of the Initial Loans based on the number of months elapsed since the Effective Date, including any payment made in accordance with Section 3.01, Section 3.04 or Section 10.02(a) (or in the case of an acceleration of any Loans pursuant to Section 10.02(a), the applicable percentage set forth in the table below of the principal amount of the Loans accelerated):

Relevant period (number of months elapsed since the Effective Date)	Call Protection Amount as a percentage of the amount so repaid (or accelerated)
On or prior to 18 months after the Effective Date	7.00%
After 18 months but on or prior to 30 months after the Effective Date	3.00%
After 30 months but on or prior to 42 months after the Effective Date	1.00%
and
(b)    in the case of the Delayed Draw Loans, an amount equal to the applicable percentage set forth in the table below of any payment, refinancing, substitution or replacement of principal of such Delayed Draw Loans based on the number of months elapsed since the date that the applicable Delayed Draw Loan was funded, including any payment made in accordance with Section 3.01, Section 3.04 or Section 10.02(a) (or in the case of an acceleration of any Loans pursuant to Section 10.02(a), the applicable percentage set forth in the table below of the principal amount of the Loans accelerated):

Relevant period (number of months elapsed since the funding date of applicable Delayed Draw Loan)	Call Protection Amount as a percentage of the amount so repaid (or accelerated)
On or prior to 18 months after the date of funding of such Delayed Draw Loan	7.00%
After 18 months but on or prior to 30 months after the date of funding of such Delayed Draw Loan	3.00%
After 30 months but on or prior to 42 months after the date of funding of such Delayed Draw Loan	1.00%

In the case of each of the foregoing clauses (a) and (b), if any acceleration occurs prior to such dates, the applicable Call Protection Amount shall be due and payable, regardless of when any payment is made on the Loans. In the event that the Secured Obligations are repaid in full in connection with the bona fide unaffiliated third party acquisition (including, without limitation, by way of merger or consolidation) of all of the Equity Interests in the Borrower (other than exchanges of the Borrower’s bonds or other debt instruments for Equity Interests) or all or substantially all of the Borrower’s assets, then the Call Protection Amount shall be reduced by 25%, provided that, for purposes of this sentence, each Affiliated Person shall be deemed to be an Affiliate of the Borrower.
“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder, provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to Section 8.01.
“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed or insured by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof; (b) commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s; (c) deposit accounts or deposits maturing within one year from the date of acquisition thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; (d) repurchase obligations with a term of not more than 30 days from the date of acquisition thereof for underlying securities of the type described in the foregoing clauses (a) through (c); and (e) deposits in money market funds investing exclusively in Investments described in the foregoing clauses (a) through (d).
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $250,000 in the aggregate for any calendar year.
“Change in Control” means the occurrence of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 45% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Borrower or (ii) appointed by directors so nominated, appointed or approved or (c) any “change in control” under any documents governing any Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Commitment” means with respect to each Lender, the sum of such Lender’s Initial Term Loan Commitment and Delayed Draw Commitment, as applicable, in effect at such time.
“Commodities Account” has the meaning assigned to such term in the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and any regulations promulgated thereunder.
“Competitor” means (a) each Person listed on Schedule 1.02 and (b) each other Person that is an industry competitor of the Borrower to the extent that the Borrower has designated such other Person as an industry competitor in writing to the Administrative Agent at least five days prior to any assignment of Loans or Commitments to such other Person.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and Cash Equivalents, in each case held by the Borrower and its Subsidiaries.
“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary (other than the Guarantors) to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries; (d) the net income of any Consolidated Subsidiary that is not a Guarantor, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (e) any extraordinary gains or losses during such period; (f) non-cash gains, losses or adjustments under FASB ASC 815 as a result of changes in the fair market value of derivatives; (g) any gains or losses attributable to writeups or writedowns of assets; and (h) any cancellation of debt income.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, at any time with respect to any Lender, the sum of the outstanding principal amount of such Lender’s Loans.
“Credit Parties” means, collectively, the Borrower and the Guarantors (if any), each of which is individually referred to as a “Credit Party”.
“Debt” means, for any Person, each of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all (i) accounts payable and (ii) accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, in each case (other than deferred purchase price obligations in connection with the acquisition of Oil and Gas Properties), which are greater than ninety (90) days past the date of invoice other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) all obligations of such Person to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business; (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock of such Person; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Dedicated Cash Receipts” means all cash received by or on behalf of the Borrower or any Guarantor with respect to the following: (a) any amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Guarantor; (c) proceeds from Loans; and (d) any other cash received by the Borrower or any Guarantor from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement) other than (i) liability insurance proceeds required to be paid directly to third parties, (ii) payments made to the Borrower or any Guarantor for the account of third parties under or in connection with joint operating agreements or similar joint development agreements and (iii) amounts described in the definition of “Excluded Deposit Accounts” which are deposited in Excluded Deposit Accounts.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Person’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has become the subject of a Bail-In Action.
“Delayed Draw Amount” means with respect to each Delayed Draw Lender, the amount set forth opposite such Delayed Draw Lender’s name on Annex I under the caption “Delayed Draw Commitment”, as the same may be (i) reduced by the amount of any reductions of the Delayed Draw Commitments pursuant to Sections 2.01(b) and 2.06(b) or (ii) reduced or increased from time to time by the amount of reductions or increases in the Delayed Draw Commitments pursuant to assignments thereof by or to any Delayed Draw Lender pursuant to Section 12.04(b).
“Delayed Draw Applicable Percentage” means, with respect to any Delayed Draw Lender, a percentage equal to a fraction (a) the numerator of which is the sum of (i) the aggregate outstanding principal amount of the Delayed Draw Loans of such Delayed Draw Lender and (ii) the unused outstanding Delayed Draw Commitments of such Delayed Draw Lender and (b) the denominator of which is the sum of (i) the outstanding principal amount of the Delayed Draw Loans of all Delayed Draw Lenders and (ii) the total unused outstanding Delayed Draw Commitments of all Delayed Draw Lenders; provided, however, that if all of the Delayed Draw Commitments have terminated, then each Lender’s Delayed Draw Applicable Percentage shall mean such Lender’s Delayed Draw Applicable Percentage as in effect immediately before such termination.
“Delayed Draw Commitment” means with respect to each Delayed Draw Lender, the commitment of such Delayed Draw Lender to make Delayed Draw Loans hereunder in an aggregate amount not to exceed its Delayed Draw Amount. The aggregate amount of the Delayed Draw Lenders’ Delayed Draw Commitments on the Effective Date is $100,000,000.
“Delayed Draw Commitment Termination Date” means the earlier of (a) the date that is eighteen (18) months following the Effective Date and (b) the date of termination of all remaining Delayed Draw Commitments pursuant to Section 2.06(b).
“Delayed Draw Lenders” means the Persons listed on Annex I with a Delayed Draw Commitment and any Person with a Delayed Draw Commitment that shall have become a party hereto pursuant to an assignment and assumption.
“Delayed Draw Loans” means term loans made by the Delayed Draw Lenders pursuant to Section 2.01(b).
“Delayed Draw Note” means a note of the Borrower payable to any Delayed Draw Lender in substantially the form of Exhibit A hereto, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“Deposit Account” has the meaning assigned to such term in the UCC.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in either case, on or prior to the date that is one year after the earlier of (i) the Maturity Date and (ii) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.
“EBITDAX” means, as of any date of determination, the sum of Consolidated Net Income for the most recently ended four fiscal quarters (including any such quarter ending on such date of determination) plus the following expenses or charges to the extent deducted from Consolidated Net Income in such four fiscal quarter period: (a) Interest Expense, (b) income taxes, (c) depreciation, (d) depletion, (e) amortization, (f) one-time transaction fees and expenses paid or accrued in connection with debt financings, capital raising transactions, acquisitions and dispositions in an aggregate amount for this clause (f) not to exceed $5,000,000 in any four fiscal quarter period, (g) exploration expenses and (h) other non-cash charges (including non-cash expenses associated with the granting of stock-based compensation to employees and directors of the Borrower or its Subsidiaries, non-recurring non-cash losses (or minus any gains), non-cash mark to market losses (or minus any gains), and non-cash impairments or accounting adjustments with respect to any disposition of assets permitted hereby), minus all non-cash income added to Consolidated Net Income minus all gains (whether cash or non-cash) from asset dispositions (other than Hydrocarbons produced in the ordinary course of business) and Liquidations of Swap Agreements (in each case to the extent included in Consolidated Net Income during the applicable period); provided that that if the Borrower or any Consolidated Subsidiary shall make a Material Acquisition or Material Divestiture during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such Material Acquisition or Material Divestiture, as if such Material Acquisition or Material Divestiture had occurred on the first day of such period, with such pro forma calculations being reasonably acceptable to the Administrative Agent.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect and as applicable in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “Oil” shall have the meaning specified in OPA, the terms “Hazardous Substance” and “Release” have the meanings specified in CERCLA, the terms “Solid Waste” and “Disposal” (or “Disposed”) have the meanings specified in RCRA and the term “Oil and Gas Waste” shall mean those waste that are excluded from the definition of “hazardous waste” pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and to the extent the applicable laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “Oil,” “Hazardous Substance,” “Release,” “Solid Waste,” “Disposal” or “Oil and Gas Waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 261.4(b)(5), such broader meaning shall apply.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution for any other purpose; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and Liens related to surface leases and surface operations, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, (ii) no intention to subordinate the first priority Lien granted in favor of the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (iii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money.
“Excluded Deposit Account” means, as of any date of determination, (a) any Deposit Account, the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Borrower or any Subsidiary, (b) all segregated Deposit Accounts, constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, (c) any “zero balance account” or other account that automatically and immediately transfers any amounts deposited in such account to an account subject to an Account Control Agreement, and (d) any Deposit Accounts maintained solely for the benefit of issuers of letters of credit containing cash collateral constituting Liens permitted pursuant to Section 9.03(e); provided that the aggregate amount deposited in all accounts described in clauses (a) and (b) shall not exceed $500,000 at any time.
“Excluded Swap Obligation” has the meaning assigned to such term in the Guaranty Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.02(f), and (d) any U.S. withholding Tax that is imposed under FATCA.
“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of February 28, 2012 among the Borrower, Royal Bank of Canada as the administrative agent, and the lenders party thereto, as amended or otherwise modified prior to the date hereof.
“Existing Notes” means the 8.00% senior unsecured notes due 2020 issued by the Borrower in an aggregate principal face amount of $700,000,000.00.
“Extraordinary Receipts” means any cash received by any Credit Party not in the ordinary course of business (and not consisting of proceeds relating to an event described in Section 3.04(b)(i), Section 3.04(b)(ii), Section 3.04(b)(iii) or Section 3.04(b)(iv) of this Agreement) consisting of (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (b) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries), (c) any purchase price adjustment (other than working capital and other similar adjustments) made pursuant to any acquisition document and/or indemnification payments made pursuant to any acquisition document), (d) any tax refunds or (e) any business interruption insurance proceeds; provided that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official government agreement with respect to the foregoing.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, manager, or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Foreign Lender” means any Lender that is not a U. S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, or any Lender.
“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantors” means each Subsidiary that guarantees the Secured Obligations pursuant to Section 8.14(b).
“Guaranty Agreement” means the Guaranty and Collateral Agreement listed on Exhibit D, as the same may from time to time be amended, amended and restated, modified or supplemented in accordance with the terms thereof.
“Hazardous Material” means any substance regulated or as to which liability might arise under any Environmental Law and including without limitation (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such laws from time to time in effect.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty interests and other royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and/or the Subsidiaries, as the context requires.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Credit Parties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Credit Parties or other properties constituting Oil and Gas Properties of the Credit Parties.
“Increased Facility Activation Date” means any Business Day on which the Borrower and any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.05(a).
“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit H.
“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.
“Incremental Amount” means, as of any date of determination, the lesser of (a) the amount of additional Senior Secured Debt that would not cause the Borrower to be in violation of any covenant hereunder on a pro forma basis as of such date, or (b) $100,000,000.
“Incremental Term Lenders” means (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.
“Incremental Term Loans” means any term loans made pursuant to Section 2.05(a).
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Reserve Report” means the report prepared by or under the supervision of the chief engineer of the Borrower, dated as of August 31, 2017, evaluating the Oil and Gas Properties constituting Proved Reserves of the Borrower and its Subsidiaries.
“Initial Term Loan Commitment” means, with respect to each Initial Term Loan Lender, the commitment of such Initial Term Loan Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Initial Term Loan Lender’s name on Annex I under the caption “Initial Term Loan Commitment”, as the same may be reduced or increased from time to time pursuant to assignments by or to such Initial Term Loan Lender pursuant to Section 12.04(b) or automatically terminated upon the funding of the Initial Term Loans pursuant to Section 2.01(a). The aggregate amount of the Initial Term Loan Lenders’ Initial Term Loan Commitments on the Effective Date is $300,000,000.
“Initial Term Loans” means term loans made by the Initial Term Loan Lenders pursuant to Section 2.01(a).
“Initial Term Loan Lenders” means the Persons listed on Annex I with an Initial Term Loan Commitment and any Person that shall have become a party hereto pursuant to an assignment and assumption.

“Initial Term Loan Note” means a note of the Borrower payable to any Initial Term Loan Lender in substantially the form of Exhibit A hereto, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“Intercreditor Agreements” shall have the meaning as set forth in Section 12.17(a).
“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest, (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense, and (d) all cash interest paid in connection with Debt permitted hereunder to the extent that such payments are not accounted for as interest expense pursuant to Accounting Standards Certification 470-60 or another applicable codification, in each instance whether or not the same constitutes interest expense under GAAP.
“Interest Payment Date” means the last Business Day of each March, June, September and December.
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, the assumption of Debt of, the purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“IRS” means the U.S. Internal Revenue Service.
“Lenders” means the Initial Term Loan Lenders, the Delayed Draw Lenders, and the Incremental Term Lenders, if any.
“LIBO Rate” means the greater of (a) 1.00% and (b) as of the date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) determined on the basis of the rate for deposits in dollars for a period equal to three months appearing on the applicable Bloomberg LIBOR Screen Page as of 11:00 a.m., London time, two Business Days prior to such date. If such rate does not appear on such page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying the Eurodollar rates as may be selected by the Administrative Agent. If such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars for delivery on such date in same day funds in the approximate amount of the Loans with a term of three months would be offered by major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to such date; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation (other than a novation of Swap Agreements between the Borrower and/or Guarantors), unwind or termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.
“Loan Documents” means this Agreement, the Notes, the Security Instruments and any other agreement designated by the parties as a Loan Document.
“Loans” means the Initial Term Loans, the Delayed Draw Loans and the Incremental Term Loans made by the Lenders to the Borrower pursuant to this Agreement. For the avoidance of doubt, after the funding of each Delayed Draw Loan, such Loan shall be on otherwise identical terms as the Initial Term Loans.
“Majority Lenders” means Lenders that are not Affiliated Lenders having Loans and unused Commitments, as applicable, representing more than 50% of the sum of the Loans and unused Commitments at such time.
“Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable Flood Insurance Regulation.
“Material Acquisition” means any acquisition (whether in an individual transaction or a series of related transactions) by the Borrower or its Subsidiaries of Property if the consideration therefore exceeds (a) $5,000,000 for any individual transaction or series of related transactions or (b) $20,000,000 when aggregated with the consideration paid in connection with all other acquisitions of Property during the trailing twelve month period through and including the month in which such acquisition occurs.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document.
“Material Divestiture” means any sale, assignment, farm-out, conveyance or other transfer of Oil and Gas Properties if the consideration therefore, when aggregated with the consideration received in connection with all other sales, assignments, farm-outs, conveyances or other transfers of Oil and Gas Properties during the fiscal quarter in which such transaction occurs, exceeds $5,000,000.
“Material Indebtedness” means any Debt (other than the Loans), or net obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries, in either case in principal amount exceeding, on any date of determination, $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value determined under the circumstances and in accordance with the provision of clause (a) of such term “Swap Termination Value”.

“Maturity Date” means November 1, 2022.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” means any employee pension plan as defined in Section 3(2) of ERISA covered by Title IV of ERISA that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.
“Net Cash Proceeds” means:
(a)    with respect to any issuance or sale of Equity Interest or the sale or incurrence of any Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees, expenses and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale; and
(b)    with respect to any Transfer of assets or Liquidation of any Swap Agreement, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of such Transfer or Liquidation (including any cash received upon the sale or other disposition of any non-cash consideration received in any Transfer or Liquidation), net of, without duplication:
(i)    the direct costs relating to such Transfer or Liquidation, including legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;
(ii)    taxes paid or reasonably estimated to be payable as a result thereof;
(iii)    amounts required to be applied to the repayment of Debt (other than under this Agreement) secured by a Lien on the asset or assets that were the subject of such Transfer; and
(iv)    any reserve established in accordance with GAAP against liabilities associated with such Transfer or Liquidation or any amount placed in escrow for adjustment in respect of the purchase price of such Transfer or Liquidation, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Borrower or its Subsidiaries from such escrow arrangement, as the case may be.
“Net Senior Secured Debt” means, at any date, (a) the amount of Senior Secured Debt on such date minus (b) all unrestricted cash and unrestricted Cash Equivalents of the Borrower and its Subsidiaries, in each case, in accounts subject to an Account Control Agreement on such date.
“New Lender” has the meaning assigned to such term in Section 2.05(b).
“New Lender Supplement” has the meaning assigned to such term in Section 2.05(b).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means the Initial Term Loan Notes and the Delayed Draw Notes, as applicable.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Subsidiaries, as the context requires.
“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(b)).
“Participant” has the meaning assigned to such term in Section 12.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 12.04(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“PDP Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Total PDP PV-10 as of such date plus (ii) the aggregate amount of all unrestricted cash and unrestricted Cash Equivalents of the Borrower and its Subsidiaries, in each case, in accounts subject to an Account Control Agreement on such date to (b) the amount of Senior Secured Debt as of such date.

“Permitted Acquisition” means any acquisition after the Effective Date by the Borrower or any Guarantor of upstream Oil and Gas Properties if each such acquisition meets all of the following requirements:
(a)    no less than five (5) Business Days (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the proposed closing date of any Material Acquisition, the Borrower shall have delivered a written notice and description of such Material Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Material Acquisition, together with all material agreements, documents and instruments in respect of such acquisition, including, without limitation, the purchase, sale or transfer agreements therefor, pro forma financial information necessary to determine the Borrower’s and its Subsidiaries’ compliance with the terms of this Agreement after giving effect to such Material Acquisition, and all Security Instruments required by this Agreement;
(b)    each applicable Credit Party shall have complied with the requirements of Section 8.14(b);
(c)    both before and after giving effect to any Material Acquisition, no Default or Event of Default shall have occurred and be continuing;
(d)    both before and after giving effect to any Material Acquisition, the Borrower is in pro forma compliance with Section 9.01 and the PDP Coverage Ratio is equal to or greater than 1.40 to 1.00; and
(e)    both before and after giving effect to any Material Acquisition, the Credit Parties shall be in compliance with Section 9.06.
“Permitted Junior Lien Debt” means Debt secured by a Lien junior in priority to the Liens securing the Secured Obligations and satisfies the following conditions: (a) such Debt does not have an interest rate that would cause any non-compliance with Section 9.22; (b) such Debt (or the documents governing such Debt) shall not contain (i) any individual financial maintenance covenant or event of default that is more restrictive or onerous with respect to the Borrower and the Subsidiaries than any individual financial maintenance covenant or event of default, as applicable, in this Agreement, (ii) any covenants (other than financial maintenance covenants) that, taken as a whole, are more onerous or restrictive with respect to the Borrower and the Subsidiaries than the covenants in this Agreement, (iii) restrictions on the ability of the Borrower or any of its Subsidiaries to guarantee the Secured Obligations or to pledge assets as collateral security for the Secured Obligations, or (iv) any prohibition on the prior repayment of any Secured Obligations; (c) the Liens securing such Debt are subordinated to the Liens securing the Secured Obligations and such Liens and the terms of such Debt are subject to the Second Lien Intercreditor Agreement and the security documents creating junior liens securing such Debt shall be reasonably acceptable to the Administrative Agent; (d) at the time of incurring such Debt (i) no Default has occurred and is then continuing, (ii) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt, and (iii) after giving effect to the incurrence thereof, the Borrower is in pro forma compliance with the financial covenants contained in Section 9.01, and (e) the terms of such Debt (or the documents governing such Debt) do not provide for a maturity date or any scheduled principal repayment, mandatory principal redemption or sinking fund obligation in each case prior to the 180th day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Agreement) and customary acceleration rights after an event of default).
“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to substantially contemporaneously refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (i) an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has (i) a stated maturity no earlier than the later of (A) the stated maturity of the Refinanced Debt and (B) the date this is 180 days following the Maturity Date and (ii) an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt does not have an interest rate that would cause any non-compliance with Section 9.22; (d) such new Debt does not contain (i) any individual financial maintenance covenant or event of default that is more restrictive or onerous with respect to the Borrower and the Subsidiaries than any individual financial maintenance covenant or event of default, as applicable, in the Refinanced Debt or this Agreement, or (ii) any covenants (other than financial maintenance covenants) that, taken as a whole, are more onerous or restrictive with respect to the Borrower and the Subsidiaries than the covenants in the Refinanced Debt or this Agreement; (e) if the Refinanced Debt is contractually subordinated to the Secured Obligations, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent; (f) if the Refinanced Debt is unsecured, such new Debt is unsecured; (g) the terms of Permitted Refinancing Debt do not provide for any scheduled principal repayment, mandatory principal redemption or sinking fund obligation prior to the 180th day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Agreement) and customary acceleration rights after an event of default); and (h) if the Refinanced Debt is secured, such new Debt shall be either unsecured or secured; provided that to the extent such new Debt is secured, such new Debt shall be subject at all times to the Second Lien Intercreditor Agreement and any security documents creating junior liens securing such new Debt shall be reasonably acceptable to the Administrative Agent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan, (a) which is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) with respect to which the Borrower or a Subsidiary or an ERISA Affiliate may have any liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, “Proved Developed Reserves” means the sum of Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.
“Reasonably Anticipated Projected Production” means the projected production from total Proved Developed Producing Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries, determined by reference to either (a) the Reserve Report most recently delivered pursuant to Section 8.12, or (b) solely for purposes of Section 9.18, a Reserve Report with a recent “as of date” delivered to the Administrative Agent for the purpose of Section 9.18 (together with the certificate referred to in Section 8.12(b)), which shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as therein disclosed, to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report prepared by an Approved Petroleum Engineer.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Recoveries” has the meaning assigned such term in Section 3.04(b)(iv).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
“Register” has the meaning assigned such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” has the meaning assigned such term in the definition of the term “Environmental Laws”.
“Remedial Work” has the meaning assigned such term in Section 8.10(a).
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the applicable dates required pursuant to Section 8.12, the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Credit Parties that, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date based upon the Strip Price on such date of determination, adjusted for historical basis differential, quality and gravity, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and adjusted to give effect to the Swap Agreements with Approved Counterparties then in effect.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (and which shall be negotiated in good faith by the Administrative Agent) among the Administrative Agent, the applicable agent or trustee representing the holders of Second Lien Obligations (or such equivalent term as defined in such intercreditor agreement) and the Credit Parties, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.
“Secured Obligations” means, without duplication, any and all amounts owing or to be owing by the Borrower or any Guarantor whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising: (a) to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document; (b) to any Secured Swap Party under any Secured Swap Agreement; and (c) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal of and interest on the Loans (including Yield Maintenance Amounts, Call Protection Amounts, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of its Subsidiaries or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations and unpaid amounts, payments in respect of an early termination of Secured Swap Agreements and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents and any Secured Swap Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, and the Secured Swap Parties.
“Secured Swap Agreement” means any Swap Agreement, whether entered into prior to, on or after the date hereof, between the Borrower or any Guarantor and any Secured Swap Party, that is financially settled.
“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement so long as such Secured Swap Party has entered into and remains subject to the Swap Intercreditor Agreement.
“Secured Swap Party” means any Approved Counterparty that has become party to, and remains subject to, the Swap Intercreditor Agreement, either by signing the Swap Intercreditor Agreement directly or by entry into a Swap Counterparty Joinder (as defined in the Swap Intercreditor Agreement) pursuant to the terms and conditions of the Swap Intercreditor Agreement.
“Securities Account” has the meaning assigned to such term in the UCC.
“Security Instruments” means the Guaranty Agreement, the Second Lien Intercreditor Agreement, the Swap Intercreditor Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit D, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, any Guarantor or any other Person in connection with, or as security for the payment or performance of the Secured Obligations, the Notes or this Agreement as such agreements may be amended, modified, supplemented or restated from time to time.
“Senior Secured Debt” means, at any date, the sum of (a) the total Credit Exposures of all Lenders on such date and (b) the aggregate principal amount of Debt (other than Debt referred to in clause (a) of this definition) of the Borrower and its Subsidiaries on such date that is secured by a first priority Lien on any asset or Property of the Borrower or any Subsidiary.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal for a major bank reasonably selected by the Administrative Agent prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of said bank, but so long as such bank is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero. Such reserve percentages shall include those imposed pursuant to such Regulation D. The Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60 month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60 month periods, the longest period of quotes of less than 60 months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in the Administrative Agent’s reasonable opinion is the most comparable exchange to the NYMEX at such time.
“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
“Swap Agreement” means any agreement (including each confirmation under any master agreements) with respect to any swap, cap, collar, put, call, floor, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, and whether settled physically or financially, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and one or more Approved Counterparties, a copy of which is attached as Exhibit G hereto, as the same may from time to time be amended, amended and restated, modified or supplemented.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a ‘swap’ within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Loans (including an acceleration of the Loans pursuant to Section 10.02) as provided for herein.
“Total PDP PV-10” means the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price (as set forth in the last sentence of this definition), adjusted in a manner reasonably satisfactory to Administrative Agent to reflect the Borrower’s and the Subsidiaries’ Swap Agreements with Approved Counterparties then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) any such calculation and the components thereof shall be in form, substance and detail reasonably satisfactory to the Administrative Agent. The amount of Total PDP PV-10 at any time shall be calculated on a pro forma basis for Material Divestitures and Material Acquisitions of Oil and Gas Properties consummated by the Borrower and the Subsidiaries following the “as of” date of the Reserve Report most recently delivered hereto (provided that, in the case of any such Material Acquisition, the Administrative Agent shall have received reserve engineering data satisfactory to it evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto) but prior to the date on which the PDP Coverage Ratio is being calculated. Notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date (other than any March 31, June 30, September 30 or December 31) shall be made using the information set forth in the then most recent Reserve Report delivered to the Administrative Agent in accordance with this Agreement (as supplemented by any reserve engineering data received in connection with any Material Acquisition as provided in the parenthetical of the immediately preceding sentence), (ii) any calculation of Total PDP PV-10 on any March 31, June 30, September 30 or December 31 of any year shall be made using the information set forth in the Reserve Report with an “as of” date that is the same as such date, and (iii) for purposes of calculating Total PDP PV-10, the Strip Price shall be determined as of the date that is five (5) Business Days prior to the date on which the compliance certificate required to be delivered pursuant to Section 8.01(c) or Section 8.01(w), as applicable, is required to be delivered.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.
“Transfer” has the meaning assigned to such term in Section 9.12.
“Treasury Rate” has the meaning assigned to such term in the definition of “Yield Maintenance Amount”.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“unrestricted” means, as of any date of determination, all cash and/or Cash Equivalents on the consolidated balance sheet of the Borrower which is not “restricted” for purposes of GAAP.
“U.S. Person” means any Person that is a “United States person” as defined in section 7701(a)(30) of the Code.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.02(f)(ii)(B)(3).
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield Maintenance Amount” means an amount equal to the sum of:
(a)    (i) in the case of the Initial Loans, for any payment, refinancing, substitution or replacement with respect to such Initial Loans, including any payment made in accordance with Section 3.01, Section 3.04 or Section 10.02(a) (it being agreed that, in the case of an acceleration of any Loans pursuant to Section 10.02(a), the principal amount of the Initial Loans accelerated shall be deemed to have been paid on the date of acceleration solely for purposes of calculating the Yield Maintenance Amount) in each case paid or deemed paid prior to the one year anniversary of the Effective Date an amount equal to the difference (which shall not be less than zero) of (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal repayment from the date of repayment (or deemed repayment in the case of an acceleration of the Loans) or reduction until the one year anniversary of the Effective Date, minus (B) the aggregate amount of interest Lenders would earn if the repaid (or deemed repaid in the case of an acceleration of the Loans) or reduced principal amount were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Loans) or reduction until the one year anniversary of the Effective Date at the Treasury Rate, plus
(ii)    in the case of any Delayed Draw Loan, for any payment, refinancing, substitution or replacement with respect to such Delayed Draw Loans, including any payment made in accordance with Section 3.01, Section 3.04 or Section 10.02(a) (it being agreed that, in the case of an acceleration of any Loans pursuant to Section 10.02(a), the principal amount of the Loans accelerated shall be deemed to have been paid on the date of acceleration solely for purposes of calculating the Yield Maintenance Amount) in each case paid or deemed paid prior to the one year anniversary of the funding date of the applicable Delayed Draw Loan, an amount equal to the difference (which shall not be less than zero) of (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal repayment from the date of repayment (or deemed repayment in the case of an acceleration of the Loans) or reduction until the one year anniversary of the funding date of the applicable Delayed Draw Loan, minus (B) the aggregate amount of interest Lenders would earn if the repaid (or deemed repaid in the case of an acceleration of the Loans) or reduced principal amount were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Loans) or reduction until the one year anniversary of the funding date of the applicable Delayed Draw Loan at the Treasury Rate, plus
(b)    solely to the extent that the Loans are refinanced in full prior to the date that is 18 months following the Effective Date, an amount equal to the present value (discounted at the Treasury Rate) of the fee that would have accrued under Section 3.05(a) on the undrawn Delayed Draw Commitments (without giving effect to any optional termination or reduction of the Delayed Draw Commitments pursuant to Section 2.06(b)) through the earlier of (i) the date that is one year following the date of such refinancing and (ii) the date that is 18 months following the Effective Date.
Notwithstanding the foregoing, to the extent the Yield Maintenance Amount becomes due and payable as a result of the occurrence of an Event of Default or acceleration of the Loans, the interest rate to be used in calculating the Yield Maintenance Amount pursuant to clause (a)(i) of the preceding sentence shall be the interest rate set forth in Section 3.02(b).  The term “Treasury Rate” shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by Administrative Agent on the date three (3) Business Days prior to the date of repayment (or deemed repayment), to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period for the remaining months until, in the case of the Initial Term Loans, the one year anniversary of the Effective Date and, in the case of Delayed Draw Loans, the one year anniversary of the funding date of the applicable Delayed Draw Loan. In the event that the Secured Obligations are repaid in full in connection with the bona fide unaffiliated third party acquisition (including, without limitation, by way of merger or consolidation) of all of the Equity Interests in the Borrower (other than exchanges of the Borrower’s bonds or other debt instruments for Equity Interests) or all or substantially all of the Borrower’s assets, then the Yield Maintenance Amount shall be reduced by 25%, provided that, for purposes of this sentence, each Affiliated Person shall be deemed to be an Affiliate of the Borrower.
“Yield Maintenance Event” has the meaning assigned to such term in Section 10.02(a).
Section 1.03    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, the word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.04    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; provided further, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Effective Date) that would constitute capital leases in conformity with GAAP on the Effective Date shall be considered capital leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

ARTICLE II
THE CREDITS
Section 2.01    Commitments.
(a)    Initial Term Loans. Subject to the terms and conditions set forth herein (including satisfaction of each of the conditions in Sections 6.01 and 6.02), each Initial Term Loan Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Effective Date in a principal amount equal to such Initial Term Loan Lender’s Initial Term Loan Commitment; provided that the Initial Term Loans shall be made only so long as the Borrower contemporaneously pays to the Administrative Agent for the ratable benefit of the Lenders a funding fee in an amount equal to 2.5% of the aggregate principal amount of the Initial Term Loans. The Initial Term Loan Commitments shall be permanently reduced by the amount of each Initial Term Loan when made and amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.
(b)    Delayed Draw Loans. Subject to the terms and conditions set forth herein (including satisfaction of each of the conditions in Section 6.02), each Delayed Draw Lender severally, and not jointly, agrees to make Delayed Draw Loans to the Borrower from time to time (but in any event with respect to Delayed Draw Loans made pursuant to this Section 2.01(b), limited to six (6) drawings, each in an aggregate principal amount of at least $10,000,000), on any Business Day until the Delayed Draw Commitment Termination Date, in a principal amount that will not result in (i) the Delayed Draw Loan to be made by a Lender on such date exceeding such Lender’s Delayed Draw Commitment on such date or (ii) the total Delayed Draw Loans exceeding $100,000,000. The Delayed Draw Loans shall be made only so long as the Borrower contemporaneously pays to the Administrative Agent for the ratable benefit of the Lenders funding such Delayed Draw Loan a funding fee in an amount equal to 2.5% of the aggregate principal amount of the Delayed Draw Loans then being funded. The Delayed Draw Commitments shall be permanently reduced by the amount of each Delayed Draw Loan when made and amounts paid or prepaid in respect of the Delayed Draw Loans may not be reborrowed.

Section 2.02    Loans.
(a)    Loans; Several Obligations. Each Initial Term Loan and Delayed Draw Loan shall be made by the Lenders ratably in accordance with their respective Initial Term Loan Commitments and Delayed Draw Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Notes. Any Lender may request that the Loans made by it shall be evidenced by a note of the Borrower in substantially the form of Exhibit A dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Delayed Draw Loan, as of the date of such Delayed Draw Loan, or (iii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Initial Term Loan for a Note and its Delayed Draw Commitment for a Note each in the form of Exhibit A as in effect on such date, and otherwise duly completed. The date, amount, and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03    Requests for Loans.
(a)    To request an Initial Term Loan on the Effective Date, the Borrower shall notify the Administrative Agent of such request not later than 1:00 p.m., New York time, one Business Day before the date of the proposed borrowing. Such Borrowing Request shall be irrevocable. Such written Borrowing Request shall be in substantially the form of Exhibit B and signed by the Borrower and shall specify the following information:
(i)    the aggregate amount of the requested Loans;
(ii)    the date of such borrowing, which shall be a Business Day; and
(iii)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
(b)    To request a Delayed Draw Loan prior to the Delayed Draw Commitment Termination Date, the Borrower shall notify the Administrative Agent of such request not later than 1:00 p.m., New York time, five Business Days before the date of the proposed borrowing. Each such Borrowing Request shall be irrevocable. Each such written Borrowing Request shall be in substantially the form of Exhibit B and signed by the Borrower and shall specify the following information:
(i)    the aggregate amount of the requested Loans;
(ii)    the date of such borrowing, which shall be a Business Day;
(iii)    pro forma total Credit Exposure (after giving effect to the Loans requested); and
(iv)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
(c)    Each Borrowing Request shall constitute a representation that the amount of the requested Loan shall not cause the total Credit Exposures to exceed the total Commitments.

(d)    Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing.
Section 2.04    Funding of Loans.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner. Each borrowing of the Delayed Draw Loans shall be made by the Delayed Draw Lenders pro rata on the basis of their Delayed Draw Commitment.
(b)    Funding by the Administrative Agent. Upon verification by the Administrative Agent that each Lender has funded its Loan, the Administrative Agent shall then deposit such Loans into the account of the Borrower specified in the Borrowing Request. The Administrative Agent shall have no obligation to fund to the Borrower any amounts that a Lender shall fail to fund.
Section 2.05    Incremental Facility.
(a)    General. The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make Incremental Term Loans by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase, (ii) the applicable Increased Facility Closing Date, (iii) the applicable interest for such Incremental Term Loans, (iv) the identity of the Lenders (including potential New Lenders) providing such Incremental Term Loans and (v) the maturity date for such Incremental Term Loans, which may not be earlier than the Maturity Date; provided, that, unless consented to by the Administrative Agent in its sole discretion, neither the total yield nor any individual component of total yield (calculated for both the Incremental Term Loans and the existing Loans, including the upfront fees, any interest rate floors, Yield Maintenance Amount and Call Protection Amount) shall exceed the total yield (or applicable individual component of total yield) for the existing Loans. In addition, (A) the aggregate principal amount of borrowings of Incremental Term Loans (inclusive of Incremental Term Loans then being borrowed) shall not exceed the Incremental Amount at such time, (B) without the consent of the Administrative Agent, (1) each increase effected pursuant to this Section 2.05(a) shall be in a minimum amount of at least $10,000,000 and in an amount that is an integral multiple of $10,000,000 and (2) no more than five (5) Increased Facility Closing Dates may be selected by the Borrower after the Effective Date, (C) unless consented to by the Administrative Agent in its sole discretion, such Incremental Term Loans shall not have (1) a shorter weighted average life to maturity than the Initial Term Loans, (2) provide for any voluntary, or require any mandatory, prepayments other than those set forth in this Agreement and on a pro rata basis or (3) have any covenants or other terms and conditions that are more restrictive to the Credit Parties than the covenants, terms and conditions contained in this Agreement, (D) the Incremental Term Loans shall rank pari passu or junior in right of payment and security with the outstanding Loans, and (E) to the extent that any Incremental Term Loan is secured by a Lien junior to the Liens securing the Secured Obligations, such liens shall be subject to the Second Lien Intercreditor Agreement or another customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and negotiated in good faith by the Administrative Agent. No Lender shall have any obligation to participate in any increase described in this Section 2.05(a) unless it agrees to do so in its sole discretion. Notwithstanding the foregoing, no Defaulting Lender may provide any Incremental Term Loan.

(b)    New Lender Supplement. Any additional bank, financial institution or other entity which elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.05(a) shall be approved in writing by the Administrative Agent (such approval not to be unreasonably withheld; provided that, notwithstanding the foregoing, the Administrative Agent may grant or withhold its consent in its sole discretion with respect to any Affiliated Person that would become a New Lender) and execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement. Notwithstanding the foregoing, no Person other than a Lender may become a Lender hereunder and provide any Incremental Term Loans unless the Borrower has provided to the then-existing Lenders written notice of its intent to borrow Incremental Term Loans at least fifteen (15) days prior to delivery of the notice described in the first sentence of Section 2.05(a) (and such written notice includes the terms and conditions of such Incremental Term Loans) and one or more of the then-existing Lenders have not affirmatively responded with their interest, subject to the terms and conditions of this Agreement, to provide an aggregate amount of Incremental Term Loans equal to or greater than the amount of such Incremental Term Loans the Borrower is then seeking (and in such case, New Lenders may only provide Incremental Term Loans in an amount not to exceed the amount that the aggregate amount of Incremental Term Loans the Borrower is then seeking exceeds the amount of such Incremental Term Loans that the then-existing Lenders were willing to provide subject to the terms and conditions of this Agreement). Each then-existing Lender that affirmatively responds with such interest in providing Incremental Term Loans in an amount not less than such Lender’s Applicable Percentage of the amount of Incremental Term Loans that the Borrower is then seeking will not be allocated less than its Applicable Percentage of the amount of such Incremental Term Loans without such Lender’s consent.
(c)    Conditions Precedent. The effectiveness of the Incremental Term Loans shall be subject to the following conditions precedent:
(i)    no Default or Event of Default shall have occurred and be continuing on the date of the effectiveness of the Incremental Term Loan and no Default or Event of Default would occur as a result of the effectiveness of the Incremental Term Loan;
(ii)    after giving pro forma effect to the incurrence of such Incremental Term Loans, the PDP Coverage Ratio shall not be less than 1.40 to 1.00;
(iii)    the Administrative Agent shall have received a certificate of a Responsible Officer of Borrower certifying that:
(A)    each of the representations and warranties made by any Credit Party in or pursuant to the Loan Documents is true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of the Incremental Term Loan as if made on and as of each such date except (x) to the extent such representations or warranties are made as of a specified date, in which case, such representations and warranties shall be true and correct in all material respects as of such date and (y) to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects; and
(B)    giving pro forma effect to such Incremental Term Loans and the application of the proceeds thereof, the Borrower shall be in compliance with Section 9.01.
(iv)    the Administrative Agent shall have received any customary closing documents or information, including legal opinions, board resolutions, officers’ certificates, certificates from independent engineers and reaffirmations agreements, reasonably requested by the Administrative Agent, in a form consistent with those delivered on the Effective Date under Section 6.01 to the extent applicable;

(v)    each New Lender shall have executed and delivered to the Administrative Agent a New Lender Supplement and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot ACT, in addition to all documentation as the Administrative Agent shall reasonably specify to evidence the New Lender becoming a Lender hereunder, and this Agreement and the other Loan Documents shall have been amended in accordance with Section 2.05(d);
(vi)    either (A) the Delayed Draw Commitment shall have been fully drawn hereunder or (B) the Delayed Draw Commitment Termination Date shall have occurred;
(vii)    the Consolidated Cash Balance and the pro forma Consolidated Cash Balance after giving effect to (A) such Incremental Term Loans, and (B) the use of the proceeds thereof within five (5) Business Days of the date such Loan is made, which use of proceeds shall be permitted hereunder and certified to in the applicable Borrowing Request, in each case, shall not exceed $30,000,000;
(viii)    to the extent not otherwise required under this Section 2.05(c), the other conditions to each Loan set forth in Section 6.02 hereof shall have been satisfied; and
(ix)    such other conditions, if any, as the Borrower, the Incremental Term Lenders and Administrative Agent may agree.
(d)    Amendments. In addition to the foregoing, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) appropriate to effectuate the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.
Section 2.06    Termination of Commitments and Reduction of Delayed Draw Commitments.
(a)    Scheduled Termination of Commitments. The Initial Term Loan Commitments shall terminate on the funding of the Initial Term Loans and unless previously terminated, the Delayed Draw Commitments shall terminate on the Delayed Draw Commitment Termination Date.
(b)    Optional Termination and Reduction of Delayed Draw Commitments.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Delayed Draw Commitments; provided that each reduction of the Delayed Draw Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Delayed Draw Commitments under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination or reduction of the Delayed Draw Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or the consummation of an acquisition or divestiture, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Delayed Draw Commitments shall be permanent and may not be reinstated. Each reduction of the Delayed Draw Commitments shall be made ratably among the Delayed Draw Lenders in accordance with each Delayed Draw Lender’s pro rata share of the Delayed Draw Commitments.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
(b)    Interest, Yield Maintenance and Call Protection Amount. Each payment of principal made pursuant to this Section 3.01, or any refinancing, substitution or replacement of any Loans (including pursuant to any amendment or waiver of this Agreement) that effectuates such a payment, refinancing, substitution or replacement, shall be accompanied by accrued interest on the Loans at such time and, to the extent applicable, the Yield Maintenance Amount and the Call Protection Amount, all of which amounts shall be due and payable on the date of the effectiveness of such payment, refinancing, substitution or replacement.
Section 3.02    Interest.
(a)    Interest. The Loans shall bear interest at the Adjusted LIBO Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)    Post-Default Rate. If any Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee payable by the Borrower pursuant to Section 3.05 or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding and any overdue amount in the case of a failure to pay amounts when due, shall automatically bear interest, after as well as before judgment, at a rate per annum equal to three percent (3%) plus the respective rates then in effect, but in no event to exceed the Highest Lawful Rate, until such Event of Default has been cured or waived or such amount is fully paid, as the case may be.
(c)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(b) shall be payable on demand and (iI) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case for the borrowing of the Initial Term Loans on the Effective Date, including the day of the Borrowing to the Interest Payment Date, and thereafter from the Interest Payment Date to the next Interest Payment Date. The applicable Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
Section 3.03    Alternate Rate of Interest. If:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate; or
(b)    the Administrative Agent is advised in writing by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans;

(c)    then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist the interest rate shall equal an alternative, comparable published interest rate index chosen and determined, as appropriate, by the Administrative Agent in its reasonable discretion.
Section 3.04    Prepayments.
(a)    Optional Prepayments. Subject to prior written notice in accordance with Section 3.04(a)(ii), the Borrower shall have the right at any time and from time to time to pay the Loans prior to the Maturity Date, in whole or in part, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof or, if less, the remaining balance of the Loans (for the avoidance of doubt, the terms of this Section 3.04(a) shall apply to any payments made prior to the Maturity Date, irrespective of whether the Loans have been accelerated pursuant to Section 10.02(a) prior to the date of such payment); provided that:
(i)    each payment made in accordance with this Section 3.04(a), or any refinancing, substitution, or replacement of any Loans (including pursuant to any amendment or waiver of this Agreement) that effectuates an optional payment pursuant to this Section 3.04(a), shall be accompanied by accrued interest on the Loans at such time and, to the extent applicable, the Yield Maintenance Amount and the Call Protection Amount, all of which amounts shall be due and payable on the date of the effectiveness of such payment, refinancing, substitution or replacement, and
(ii)    the Borrower shall have notified the Administrative Agent in writing (which may be by e-mail) of any optional prepayment hereunder not later than 1:00 p.m., New York time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof to be prepaid; provided that a notice of optional prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or the consummation of an acquisition or divestiture, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.
(b)    Mandatory Prepayments.
(i)    If the Borrower or any Guarantor Transfers Oil and Gas Properties (or any Equity Interests in any Guarantor owning such Oil and Gas Properties) or Liquidates any Swap Agreement (in each case, other than Transfers permitted under Section 9.12(a), Section 9.12(c), Section 9.12(e), Section 9.12(f) or Section 9.12(h)), then the Borrower shall either prepay the Loans together with interest on the amount so prepaid, in an amount equal to 100% of the Net Cash Proceeds of all such Transfers and Liquidations of Swap Agreements or notify the Administrative Agent that it intends to reinvest such Net Cash Proceeds, each within three (3) Business Days after such Transfer or Liquidation; provided that if no Default or Event of Default exists and the Borrower notifies the Administrative Agent that it plans to reinvest such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties constituting Proved Reserves, then it shall do so within ninety (90) days after the date of such Transfer or Liquidation (provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed); provided further, that (A) if the Borrower fails to make such reinvestment in such period, it shall prepay the Loans together with interest on the amount so prepaid, in amount equal to 100% of such Net Cash Proceeds within three (3) Business Days after the expiration of such 90-day period (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE) and (B) in no event shall the aggregate amount of Net Cash Proceeds permitted to be reinvested exceed $50,000,000 during the term of this Agreement.

(ii)    If the Borrower or any Guarantor issues any Debt for borrowed money not permitted hereunder then the Borrower shall prepay the Loans in amount equal to 100% of the Net Cash Proceeds of such issuance within three (3) Business Days after such issuance.
(iii)    If the Borrower issues any Equity Interests (other than in connection with customary stock option plans or other benefit plans entered into in the ordinary course of business for management or employees of the Borrower and its Subsidiaries), the Borrower shall either prepay the Loans together with interest on the amount so prepaid, in amount equal to 100% of the Net Cash Proceeds of such issuance or notify the Administrative Agent that it intends to reinvest such Net Cash Proceeds, each within three (3) Business Days after such issuance; provided that:
(A)    the Borrower shall not be required to make such prepayment if:
(1)    such issuance is in connection with a cashless exchange of the Existing Notes for Equity Interests in the Borrower; or
(2)    no Default or Event of Default exists, and such proceeds are used within 90 days after such issuance to reinvest such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties constituting Proved Reserves; provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed;
(B)    if the Borrower fails to make such reinvestment within the 90-day period set forth in Section 3.04(b)(iii)(A)(2) (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE), it shall prepay the Loans together with interest on the amount so prepaid, in amount equal to 100% of such Net Cash Proceeds within three (3) Business Days after the expiration of such applicable period.
(iv)    If the Borrower or any Guarantor receives any insurance proceeds (other than proceeds of business interruption insurance) or other recoveries for a Casualty Event, in each case, in excess of $5,000,000 per event and $10,000,000 in the aggregate for all events since the Effective Date (collectively, the “Recoveries”), then the Borrower shall either prepay the Loans together with interest on the amount so prepaid, in amount equal to 100% of such excess recoveries or notify the Administrative Agent that it intends to reinvest such Recoveries, each within three (3) Business Days after such receipt of such Recoveries; provided that:
(A)    if the Borrower notifies the Administrative Agent it intends to reinvest such Recoveries, it may reinvest such Recoveries in the acquisition or development of Oil and Gas Properties constituting Proved Reserves within 90 days after its receipt of such Recoveries; provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed;
(B)    if the Borrower fails to make such reinvestment within the 90-day period set forth in Section 3.04(b)(iv)(A) (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE), it shall prepay the Loans together with interest on the amount so prepaid, in amount equal to 100% of such Recoveries within three (3) Business Days after the expiration of such applicable period.
(v)    If the Borrower or any Guarantor receives any Extraordinary Receipts, then the Borrower shall prepay the Loans together with interest on the amount so prepaid, in amount equal to 100% of such Extraordinary Receipts within three (3) Business Days of receipt of such Extraordinary Receipts.

(vi)    All mandatory payments made pursuant to this Section 3.04(b), or any refinancing, substitution or replacement of any Loans (including pursuant to any amendment or waiver of this Agreement) that effectuates a mandatory payment pursuant to this Section 3.04(b), shall be accompanied by accrued interest on the Loans at such time and, to the extent applicable, the Yield Maintenance Amount and the Call Protection Amount, all of which amounts shall be due and payable on the date of the effectiveness of such payment, refinancing, substitution or replacement. For the avoidance of doubt, the terms of this Section 3.04(b) shall apply to any payments made prior to the Maturity Date, irrespective of whether the Loans have been accelerated pursuant to Section 10.02(a) prior to the date of such payment.
(vii)    Each notice of prepayment or reinvestment as described above shall specify the prepayment date, the principal amount of each Loan (or portion thereof) to be prepaid or the amount to be reinvested, as applicable, and the Section, subsection or clause of this Agreement pursuant to which such prepayment or reinvestment, as applicable, is being made.
(c)    Principal amounts prepaid pursuant to this Section 3.04 shall be allocated first, ratably among the Initial Term Loans, second, among the Delayed Draw Loans on a “first in first out” basis based on the date the respective Delayed Draw Loans were made, and third, among any Incremental Term Loans on a “first in first out” basis based on the date the respective Incremental Term Loans were made.
Section 3.05    Fees.
(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Lender a commitment fee, which shall accrue at 2.0% per annum on the average daily amount of the unused amount of the Delayed Draw Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Delayed Draw Commitment Termination Date. Additionally, to the extent that the Borrower terminates the Delayed Draw Commitments (in whole or in part) pursuant to Section 2.06(b) on or prior to the date that is 18 months after the Effective Date (other than in connection with any refinancing in full of the Loans), concurrently with such termination the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Delayed Draw Lenders, a fee equal to the present value (discounted at the Treasury Rate) of the fee that would have accrued pursuant to the immediately preceding sentence on such terminated Delayed Draw Commitment from the date of such termination through and including the earlier of (i) the one year anniversary of the date of such termination and (ii) the date that is 18 months after the Effective Date if such Delayed Draw Commitment had not been terminated and remained undrawn during such period. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Delayed Draw Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent as set forth in that certain fee letter dated as of the date hereof between the Administrative Agent the Borrower.
(c)    Allocation of Fees. The Borrower, the Administrative Agent and each Lender agree that, with respect to any amendments, waivers, consents or similar matters with respect to this Agreement (each such, an “Amendment”):
(i)    each Non-Defaulting Lender shall be offered the opportunity to agree to such Amendment; and
(ii)    any fees offered for such Amendment shall be offered to all of the Lenders pro rata in respect of their outstanding Loans and unfunded Delayed Draw Commitments at the time of such Amendment and paid to each Lender that executes such Amendment in a timely manner.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, Call Protection Amount, Yield Maintenance Amount or of amounts payable under Section 5.01, Section 5.02, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in writing by the Administrative Agent from time to time for such purpose, except that payments pursuant to Section 5.01, Section 5.02, and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, Yield Maintenance Amounts, Call Protection Amounts, and fees then due hereunder, such funds shall be applied as set forth in Section 10.02(c).
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, Yield Maintenance Amounts, or Call Protection Amounts on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest, Yield Maintenance Amounts, and Call Protection Amounts thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest, Yield Maintenance Amount and Call Protection Amount on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03    Payments and Deductions by the Administrative Agent; Defaulting Lenders.
(a)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), Section 4.02, or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.
(b)    Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Credit Exposure which results in its Credit Exposure being less than its Applicable Percentage of the aggregate Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Secured Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Loan(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Loan(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).
(c)    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    Fees shall cease to accrue on the unfunded portion of the Delayed Draw Commitment of such Defaulting Lender pursuant to Section 3.05(a).
(ii)    The Delayed Draw Commitment and the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender; and provided further that the Delayed Draw Commitments of a Defaulting Lender may not be increased without the consent of such Defaulting Lender.
Section 4.04    Disposition of Proceeds. The Security Instruments contain a collateral assignment by the Borrower and the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding such assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01    Increased Costs.
(a)    Changes in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender in connection with any such Loan (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Lender setting forth in reasonable detail the computation of the amount or amounts (as determined reasonably and in good faith) necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Taxes.
(a)    Defined Terms. For purposes of this Section 5.02, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or a Guarantor, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or in connection with any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.02) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.02 shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, and any such certificate shall be conclusive absent manifest error.
(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.02(f)(ii)(A), Section 5.02(f)(ii)(B) and Section 5.02(f)(ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (i) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (ii) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI (or any successor form);
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (i) a certificate substantially in the form of Exhibit F-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (A) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (ii) executed originals of IRS Form W-8BEN or IRS W-8BEN-E, as applicable (or any successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by a Form W-8ECI (or any successor form), W-8BEN or W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct or indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.02 (including by the payment of additional amounts pursuant to this Section 5.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.02(h).
(i)    Effect of Failure or Delay in Requesting Indemnification. Failure or delay on the part of the Administrative Agent, any Lender to demand indemnification pursuant to this Section 5.02 shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such indemnification; provided that the Borrower shall not be required to indemnify the Administrative Agent or a Lender pursuant to this Section 5.02 for any Indemnified Taxes or Other Taxes incurred more than 180 days prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the event giving rise to such Indemnified Taxes or Other Taxes and of the Administrative Agent’s or such Lender’s intention to claim indemnification therefor; provided further that, if the event giving rise to indemnification is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.03    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.02, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.02, (iii) any Lender becomes a Defaulting Lender, or (vi) any Lender does not consent to any proposed amendment, waiver or modification of any provision of this Agreement or any other Loan Document that requires the consent of “each Lender” or “each Lender directly affected thereby” with respect to which the consent of the Majority Lenders has been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to (1) the outstanding principal of its Loans (at the greater of par or market at such time as published by Bloomberg or if Bloomberg is no longer published any successor reasonably chosen by the Administrative Agent), (2) accrued interest thereon, (3) accrued fees, (4) the Yield Maintenance Amount and Call Protection Amounts which would be due if such Loans were prepaid on such date (other than such amounts that would be due on the undrawn Delayed Draw Commitment of a Defaulting Lender) and (5) all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (B) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.02, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 5.03(b), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 5.03(b) to execute an Assignment and Assumption or deliver such Note after a period of ten (10) Business Days after having receiving such notice shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Note shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative

Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 5.03(b).
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)    The Administrative Agent and the Lenders shall have received all commitment, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).
(b)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)    The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.
(d)    The Administrative Agent shall have received an Effective Date certificate which shall be substantially in the form of Exhibit C-1, duly and properly executed by a Responsible Officer of the Borrower and dated as of the Effective Date.
(e)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(f)    The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a note in a principal amount equal to its Initial Term Loan Commitment and Delayed Draw Commitment, as applicable, dated as of the date hereof.
(g)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement, the Swap Intercreditor Agreement, Account Control Agreements and the other Security Instruments described on Exhibit D. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)    be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on (A) Oil and Gas Properties constituting Proved Developed Producing Reserves evaluated in the Initial Reserve Report representing at least 84% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report, (B) Oil and Gas Properties constituting Proved Reserves evaluated in the Initial Reserve Report representing at least 84% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report, (C) substantially all of the Credit Parties’ Oil and Gas Properties that do not constitute Proved Reserves to the extent that such Oil and Gas Properties are located in counties in which filings have been made, or are required to be made, to satisfy clauses (A) and (B) herein, (D) substantially all midstream assets and any infrastructure or related Oil and Gas Property and (E) the other Mortgaged Property purported to be pledged under the Security Instruments;
(ii)    have received Account Control Agreements with respect to all Deposit Accounts, Securities Accounts and Commodity Accounts (other than any Excluded Deposit Accounts) duly executed by the applicable Credit Party and the institution at which the applicable account is maintained; and
(iii)    have received certificates, if applicable, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors.
(h)    The Administrative Agent and the Collateral Agent shall have received an opinion of (i) Jones Day, counsel to the Borrower, in form and substance satisfactory to them, and (ii) local counsel in each state in which a mortgage or deed of trust is filed naming the Collateral Agent as the secured party and any other jurisdictions reasonably requested by the Administrative Agent, substantially in form and substance satisfactory to them.
(i)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.
(j)    The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to (i) Oil and Gas Properties constituting Proved Developed Producing Reserves evaluated in the Initial Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report and (ii) Oil and Gas Properties constituting Proved Reserves evaluated in the Initial Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report.
(k)    The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.
(l)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.
(m)    The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(b).
(n)    The Administrative Agent shall have received appropriate UCC search results reflecting no prior Liens encumbering the Properties of the Borrower and the Guarantors, other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(o)    The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and a duly executed W-9 (or such other applicable IRS tax form) of the Borrower.
(p)    The Administrative Agent shall have completed all legal, title, tax, accounting, business, financial, environmental and ERISA due diligence concerning each element of the Transactions and the Credit Parties, in each case in scope and with results in all respects satisfactory to the Administrative Agent in its sole discretion.
(q)    Except for any Swap Agreement listed on Schedule 6.01, the Administrative Agent shall be satisfied that the Credit Parties have maintained the Swap Agreements that were in effect on October 3, 2017, or have novated such Swap Agreements to counterparties that have executed the Swap Intercreditor Agreement; provided that, to the extent that any such Swap Agreements have been terminated, within five Business Days after the Effective Date the Borrowr shall replace such Swap Agreements with new Swap Agreements covering volumes not less than the terminated Swap Agreements, with tenors no shorter than the tenor of the terminated Swap Agreements and with pricing terms at least as favorable to the Credit Parties as the terminated Swap Agreements.
(r)    Immediately after giving effect to the Transactions, the Borrower shall have unrestricted cash and Cash Equivalents of not less than $20,000,000.
(s)    Since December 31, 2016, there shall not have occurred a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole.
(t)    The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent) certifying that, after giving pro forma effect to each element of the Transactions, (i) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (ii) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (iii) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
(u)    The Administrative Agent shall have received evidence (including a payoff letter and applicable lien releases) that: (i) all Debt of the Credit Parties not otherwise permitted under Section 9.02 (including Debt in respect of the Existing Credit Agreement) shall have been repaid (with commitments to lend in connection therewith terminated) prior to or contemporaneously with the initial funding hereunder; and (ii) all Liens securing any Debt not otherwise permitted under Section 9.03 (including Liens in respect of the Existing Credit Agreement) have been released and terminated prior to or contemporaneously with the initial funding hereunder.
(v)    The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., New York time, on November 17, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.
(b)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Loan, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representation and warranty is qualified by materiality, material adverse effect or similar qualification, in which case such representation and warranty shall be true and correct in all respects.
(c)    The making of each Loan would not cause any Lender to violate or exceed any applicable Governmental Requirement and no Change in Law shall have occurred which does, in either case, enjoin, prohibit or restrain the making or repayment of any Loan or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
(d)    After giving pro forma effect to such Loan, the Borrower shall be in compliance with Section 9.01.
(e)    For each Loan other than the Initial Term Loans, the Consolidated Cash Balance and the pro forma Consolidated Cash Balance after giving effect to (i) such Loans, and (ii) the use of the proceeds thereof within five (5) Business Days of the date such Loan is made, which use of proceeds shall be permitted hereunder and certified to in the applicable Borrowing Request, in each case, shall not exceed $30,000,000.
(f)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03(b), and in each instance the certificate referenced in Section 6.02(g) below.
(g)    After the Effective Date, the Borrower shall have delivered a certificate to the Administrative Agent representing and warranting on the date thereof to the matters specified in Section 6.02(a), (b), (d) and (e) (and attached to such certificate are reasonably detailed calculations demonstrating compliance with Section 9.01).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 7.01    Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all corporate or equivalent requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action including any action required to be taken by any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions. Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require, as a condition thereto, any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders or any class of directors or managers, whether interested or disinterested, of the Borrower or any other Person) to be obtained or made by the Borrower or any Subsidiary pursuant to any statutory law or regulation applicable to it, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document against the Borrower or any Guarantor as herein provided or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority applicable to the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture or other material instrument binding upon the Borrower or any Subsidiary or its Properties, give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary or to the extent there is a cap on the amount of first lien loans in any such indenture will not exceed such cap and (d) will not result in the creation or imposition of any Lien by the Borrower or any Subsidiary on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).
Section 7.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016, reported on by Grant Thornton LLP, (ii) its unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the portion of the fiscal year ended June 30, 2017 and (iii) a pro forma consolidated balance sheet as of the Effective Date. The financial statements described in clause (a) of the preceding sentence present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    Since December 31, 2016, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.
(c)    Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off balance sheet liabilities or partnerships, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the financial statements described in Section 7.04(a) or in the most recent financial statements delivered pursuant to Section 8.01(a) or (b).

Section 7.05    Litigation.
(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles), as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that, as of the Effective Date, involve any Loan Document or the Transactions.
(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or could be reasonably expected to result in, a Material Adverse Effect.
Section 7.06    Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on any Credit Party:
(a)    The Credit Parties and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all Environmental Laws.
(b)    The Credit Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Credit Parties have received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.
(c)    There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Credit Parties or any of their respective Properties or as a result of any operations at such Properties.
(d)    None of the Properties of the Credit Parties contain or, to the actual knowledge of any of the Credit Parties, have contained any: (i) underground storage tanks requiring permitting under Environmental Law; (ii) asbestos‑containing materials requiring removal or abatement under Environmental Law; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.
(e)    There has been no Release or threatened Release, of Hazardous Materials at, on, under or from any Credit Party’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under Environmental Laws at such Properties and none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.
(f)    No Credit Party has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Credit Party’s Properties and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.
(g)    There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Credit Parties’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h)    The Credit Parties have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non‑compliance with or liability under Environmental Laws) that are in any of the Credit Parties’ possession or control and relating to their respective Properties or operations thereon.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.
(a)    Each of the Borrower and each Subsidiary (i) is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and (ii) possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the conduct of its business, except in either case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.
(c)    No Default has occurred and is continuing.
Section 7.08    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien (other than an Excepted Lien of the type in (a) of the definition thereof) has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.
Section 7.10    ERISA.
(a)    Except for such noncompliance as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.
(b)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.
(c)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)    No Plan or any trust created under any such Plan has been terminated in a distress termination under Section 4041(c) of ERISA since January 1, 2000. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been incurred with respect to any Plan. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no ERISA Event with respect to any Plan has occurred.
(e)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.
(f)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
(g)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time.
(h)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.
(i)    Except as could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.
Section 7.11    Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Credit Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or other Credit Party which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Credit Party prior to, or on, the date hereof in connection with the transactions contemplated hereby. None of the Credit Parties provided any statements or conclusions in the preparation of any Reserve Report which were based upon or include misleading information or failed to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Section 7.12    Insurance. The Borrower maintains, and has caused to be maintained for each of its Subsidiaries, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans are endorsed in favor of and made payable to the Administrative Agent and the Collateral Agent as its interests may appear, and such policies name the Administrative Agent, the Collateral Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 10 days prior notice of any cancellation to the Administrative Agent and the Collateral Agent. No Credit Party owns any Building or Manufactured (Mobile) Home that constitutes Mortgaged Property for which such Credit Party has not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (a) such Credit Party maintains flood insurance for such Building or Manufactured (Mobile) Home that is reasonably satisfactory to the Administrative Agent or (b) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.
Section 7.13    Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Collateral Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents, except, in each case, as provided in Section 9.16.
Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries, and each Subsidiary is a Wholly-Owned Subsidiary.
Section 7.15    Location of Business and Offices. The Borrower’s jurisdiction of organization is Minnesota; the name of the Borrower as listed in the public records of its jurisdiction of organization, as of the date hereof, is Northern Oil and Gas, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 3896342-5 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive office is located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).
Section 7.16    Properties; Titles, Etc.
(a)    Each Credit Party has good and defensible title to the Hydrocarbon Interests in the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, each Credit Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Credit Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Credit Party’s net revenue interest in such Property.
(b)    All material leases and agreements necessary for the conduct of the business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)    The rights and Properties presently owned, leased or licensed by the Credit Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.
(d)    All of the Properties of the Credit Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.
(e)    Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Credit Party does not and will not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed by the Borrower or its Subsidiaries in a good and workmanlike manner and in conformity with all applicable Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries, in each case to which the Borrower or its Subsidiaries are a party. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a condition reasonably adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).
Section 7.18    Gas Imbalances, Prepayments. Except as set forth on the most recent certificate delivered pursuant to Section 8.12(b), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.
Section 7.19    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including without limitation calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date thereof.

Section 7.20    Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.
Section 7.21    Use of Loans. The proceeds of the Loans may be used (a) in the case of the Initial Term Loans, to refinance in full the Existing Credit Agreement, (b) to pay certain fees and expenses hereunder, (c) to consummate Permitted Acquisitions, (d) to fund ongoing capital expenditures and (e) to fund general corporate purposes (which general corporate purposes may include the repurchase of Existing Notes subject to the terms and conditions set forth in Section 9.04(b)(i)(A)(2) and the repurchase of Equity Interests in the Borrower subject to the terms and conditions set forth in Section 9.04(a)(iv). The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.22    Solvency. After giving effect to the transactions contemplated hereby (including the making of any Loan), (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
Section 7.23    International Operations. None of the Borrower and its Subsidiaries own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.
Section 7.24    Anti-Corruption Laws, Sanctions, OFAC.
(a)    Implementation of Policies and Procedures. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
(b)    Compliance. The Borrower, its Subsidiaries, their respective officers and employees and, to the knowledge of the Borrower, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person.
(c)    Dealings With Sanctioned Persons. None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.

Section 7.25    Casualty Events. Since December 31, 2016, neither the business nor any Properties of any Credit Party have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities or armed forces or acts of God or of any public enemy.
Section 7.26    Material Agreements. Set forth on Schedule 7.26 hereto or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.26, is a complete and correct list of all material agreements and other instruments maintained by the Credit Parties setting forth each counterparty thereto (other than the Loan Documents, exploration and/or development agreements and joint operating agreements to which any Credit Party is a party) relating to the purchase, transportation by pipeline, gas processing, marketing, development, sale and supply of Hydrocarbons, farmout arrangements, contract operating agreements or other material contracts (excluding oil and gas leases of the Credit Parties and joint operating agreements to which any Credit Party is a party) to which the Credit Parties are a party or by which its Properties is bound, in each case for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (collectively “Material Agreements”) and copies of such documents have been provided to the Administrative Agent. All such agreements are in full force and effect and the Credit Parties are not in default thereunder, nor is there any uncured default by any Affiliate predecessor in interest to any Credit Party or, to any Credit Party’s knowledge, by any predecessor in interest to such Credit Party (other than an Affiliate predecessor) or counterparty thereto, nor has any Credit Party altered any material item of such agreements since the Effective Date without the prior written consent of the Lenders.
Section 7.27    Reliance. In connection with the negotiation of and the entering into this Agreement, the Credit Parties acknowledge and represent that none of the Lenders, the Administrative Agent or any representative of any of the foregoing is acting as a fiduciary or financial or investment advisor for it; it is not relying upon any representations (whether written or oral) of such Persons; they have consulted with their own legal, regulatory, tax, business investment, financial and accounting advisors to the extent it has deemed necessary, and they have made their own investment, hedging, and trading decisions based upon their own judgment and upon any advice from such advisors as they have deemed necessary and not upon any view expressed by any Lender, the Administrative Agent or any representative of any of the foregoing; they have not been given by any Lender, the Administrative Agent or any representative of any of the foregoing (directly or indirectly through any other Person) any advice, counsel, assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement or the transactions contemplated hereby; and they are entering into this Agreement and the other Loan Documents with a full understanding of all of the risks hereof and thereof (economic and otherwise), and they are capable of assuming and willing to assume (financially and otherwise) those risks.
Section 7.28    Payments by Purchasers of Production. (a) All proceeds from the sale of any Credit Party’s interests in Hydrocarbons from its Oil and Gas Properties are currently being paid in full by the purchaser thereof on a timely basis and at prices and terms comparable to market prices and terms generally available at the time such prices and terms were negotiated for oil and gas production from producing areas situated near such Oil and Gas Properties, and (b) none of such proceeds are currently being held in suspense by such purchaser or any other Person except to the extent all such amounts in suspense, taken together, could not reasonably be expected to have a Material Adverse Effect.
Section 7.29    Existing Accounts Payable. As of the Effective Date, set forth on Schedule 7.29 hereto is a complete and correct list of all existing accounts payable of the Borrower that are more than sixty (60) days past due.
Section 7.30    EEA Financial Institution. No Credit Party is an EEA Financial Institution.

Section 7.31    Security Instruments. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Mortgaged Properties and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. The Secured Obligations are and shall be at all times secured by legal, valid and enforceable, perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Mortgaged Properties, to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement or, with respect to Equity Interests represented by certificates, by possession (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests or as otherwise provided herein, Liens permitted by Section 9.03 may exist.
ARTICLE VIII
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for distribution to the Lenders:
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower commencing December 31, 2017, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (other than those reasonably required to explain financial data).
(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of the Chief Executive Officer or a Financial Officer in substantially the form of Exhibit C-2 hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.14(a) and Section 9.01, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04(a) that would affect the preparation of the financial statements most-recently required to be delivered in accordance with Section 8.01(a) and Section 8.01(b) or the computation of any financial ratio in Section 9.01 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)    Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Subsidiaries and the eliminating entries, in such form as would be presentable to the independent accountants of the Borrower. A Financial Officer shall deliver separate financial statements setting forth the balance sheet and related statement of operations, stockholder’s equity and cash flow of each Subsidiary that is not a Guarantor, including the impact on the Borrower’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows.
(e)    Certificate of Financial Officer – Swap Agreements. Within forty-five (45) days after the end of each fiscal quarter, a certificate of a Financial Officer, in form reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, the counterparty to each such agreement and reasonably detailed calculations demonstrating compliance as of the last day of such quarter with Section 8.20 and 9.18.
(f)    Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer or one or more insurance agencies with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, copies of the applicable policies.
(g)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Credit Party by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by any Credit Party, or the board of directors of any Credit Party, to such letter or report.
(h)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.
(i)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished by the Borrower to any holder of debt securities of the Borrower or any Subsidiary pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other provision of this Section 8.01.
(j)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower to the extent that any Credit Party controls the marketing and the sale of such Hydrocarbons (which listings shall include, with respect to each such purchaser, the legal name and address thereof, the appropriate contact person thereat, the Oil and Gas Properties from which Hydrocarbons were purchased and the volume of Hydrocarbons purchased).
(k)    Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements. In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.12 (other than pursuant to Section 9.12(a) or Section 9.12(i)), prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent. If the Borrower or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Borrower or any Subsidiary is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation, as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof requested by the Administrative Agent or any Lender.

(l)    Notice of Casualty Events. Prompt written notice, and in any event within three Business Days (or if under the circumstances the Administrative Agent determines a longer period is reasonable, such longer period) following the knowledge thereof by, or the services of process on, (as the case may be) a Responsible Officer of the Borrower, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.
(m)    Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) Business Days thereafter (or such longer period as is acceptable to the Administrative Agent, but in no event more than fifteen (15) Business Days)) of any change (i) in the Borrower’s or any Guarantor’s company or corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or company or corporate structure or in the jurisdiction in which such Person is incorporated, organized or formed, (iv) in the Borrower’s or any Guarantor’s organizational identification number in its jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.
(n)    Production Report and Lease Operating Statements. Within forty-five (45) days following each fiscal quarter, a report setting forth, for such fiscal quarter and the year-to-date period then ending, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such fiscal quarter and the year-to-date period then ending from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes, lease operating expenses and other amounts (including workover expenses) deducted from the cash flow produced by such Oil and Gas Properties and incurred for each such fiscal quarter and for the year-to-date period then ending.
(o)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the documents governing the Existing Notes (or any Permitted Refinancing Debt incurred in replacement thereof), any documents governing any Permitted Junior Lien Debt or to the Organizational Documents, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.
(p)    Annual Budget. With the delivery of the annual financial statements pursuant to Section 8.01(a), the Borrower’s budget for the current and following two (2) fiscal years in such form and detail as consistent with the budget delivered to the Administrative Agent prior to the Effective Date.
(q)    Capital Expenditures. Within 45 days after the end of each calendar quarter, an updated report setting forth the Credit Parties’ forecasted Capital Expenditure budget for the following twelve (12) month period.
(r)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, financial condition, Swap Agreements, production and sales information, and lease operating statements of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.
(s)    Material Acquisitions. The Borrower shall provide to the Administrative Agent and the Lenders not less than five (5) days’ prior written notice of the consummation of any Material Acquisition along with the material terms thereof.
(t)    Non‑Consent Election. Promptly, but in any event within thirty (30) days after the end of each calendar month, notice to withhold consent to participate in any wells located on Oil and Gas Properties delivered by any Credit Party to any other Person during such calendar month.

(u)    Surface Acreage Reports. As soon as available and in any event within thirty (30) days after the last day of each calendar quarter, a report certified as true and complete in all material respects by a Responsible Officer, in form and substance satisfactory to Administrative Agent, setting forth as of the last Business Day of such calendar quarter an accounting of all surface acreage sold by the Borrower or any Guarantor and the gross and net proceeds received therefore.
(v)    Tax Returns. As soon as available and in any event within fifteen (15) days after the filing of any tax return of the Borrower, any Guarantor or any Subsidiary of either thereof with the IRS, a copy of such filed tax return or other filing, together with all exhibits and attachments thereto.
(w)    Pro Forma Compliance Calculations. Concurrently with any transaction conditioned upon pro forma compliance with any financial ratio, including but not limited to the transactions described in Section 9.04(a)(iv), Section 9.04(b)(i)(A), Section 9.05(e), Section 9.12(d), Section 9.18 and Section 9.22, the Borrower shall deliver to the Administrative Agent a certificated executed by a Responsible Officer that shall certify that Credit Parties are in pro forma compliance with the applicable financial ratio and shall attach thereto calculations in detail reasonably acceptable to the Administrative Agent demonstrating such compliance.
Documents required to be delivered pursuant to Section 8.01(a), Section 8.01(b) or Section 8.01(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s public website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.
Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary not previously disclosed in writing to the Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 9.11.
Section 8.04    Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.
Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.
Section 8.06    Operation and Maintenance of Properties. The Borrower will, and will cause each Subsidiary to:
(a)    conduct its operations on all Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
(b)    keep, preserve and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities.
(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with customary industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.
(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
(e)    operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and
(f)    to the extent a Credit Party is not the operator of any Property, use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07    Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) flood insurance if and to the extent required under Section 8.14(e). The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent and the Collateral Agent as its interests may appear and such policies shall name the Administrative Agent and the Collateral Agent and the Lenders as “additional insureds” and “lender loss payees”, as applicable, and provide that the insurer will endeavor to give at least 10 days prior notice of any cancellation to the Administrative Agent and the Collateral Agent.
Section 8.08    Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent (or any Lender through the Administrative Agent), upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Borrower nor any Subsidiary.
Section 8.09    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by it and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
Section 8.10    Environmental Matters.
(a)    The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of such Credit Parties’ Properties or any other property offsite the Property to the extent caused by a Credit Party’s operations except in compliance with Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under Environmental Laws to be obtained or filed in connection with the operation or use of a Credit Parties’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Credit Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Credit Parties’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower will promptly, but in no event later than five (5) days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Credit Party or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $100,000, not fully covered by insurance, subject to normal deductibles.
(c)    The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders if the Administrative Agent reasonably believes (i) that there has been a Release of Hazardous Materials or (ii) non‑compliance with an Environmental Law has occurred, and that such an event could reasonably be expected to cause a Material Adverse Effect (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any Oil and Gas Properties or other Properties.
Section 8.11    Further Assurances.
(a)    The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any defect, error, inaccuracy or omission in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.
(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 8.12    Reserve Reports.
(a)    On or before March 1st, May 15th, September 1st and November 15th of each year, commencing March 1, 2018, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding December 31st, March 31st, June 30th and September 30th respectively. The Reserve Reports as of June 30th and December 31st of each year shall be prepared by one or more Approved Petroleum Engineers, and the other Reserve Reports of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding June 30th or December 31st Reserve Report, as applicable.
(b)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a certificate from a Responsible Officer certifying that in all material respects: (i) the factual information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas

Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent.
Section 8.13    Title Information.
(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on (i) Oil and Gas Properties constituting Proved Developed Producing Reserves evaluated in such Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (ii) Oil and Gas Properties constituting Proved Reserves evaluated in such Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in such Reserve Report.
(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 45 days of notice from the Administrative Agent that title defects or exceptions (other than, of a nature or type that constitutes a permitted Lien pursuant to Section 9.03) exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute reasonably acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition and other than, of a nature or type that constitutes a permitted Lien pursuant to Section 9.03) having an equivalent reserve classification and an equivalent value (as reasonably determined by the Administrative Agent) or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information meeting the requirements set forth in Section 8.13(a).
Section 8.14    Additional Collateral; Additional Guarantors.
(a)    In connection with the delivery of each Reserve Report, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(b)) to ascertain whether the Mortgaged Properties include (i) (A) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (B) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved Reserves evaluated in such Reserve Report, (ii) subject to Section 8.14(f), substantially all of the Credit Parties’ Oil and Gas Properties not constituting Proved Reserves and (iii) substantially all midstream assets and any infrastructure or related Oil and Gas Property. If the Mortgaged Properties do not include the requisite Properties as set forth in the foregoing clauses (i), (ii) and (iii), then the Borrower shall, and shall cause its Subsidiaries to, grant (from its available unencumbered Property), within thirty (30) days of delivery of the certificate required under Section 8.12(b), to the Collateral Agent as security for the Secured Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties and midstream properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will include such requisite Properties as set forth in such clauses (i), (ii) and (iii) of the immediately preceding sentence. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Collateral Agent and the Borrower and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).
(b)    In the event that a Credit Party forms or acquires any Subsidiary, the Borrower shall promptly (and, in any event, within thirty (30) days after such date) cause such Subsidiary to guarantee the Secured Obligations and grant to the Collateral Agent a security interest in substantially all of its personal property, in each case, pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including delivery (if applicable) of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent and the Collateral Agent.
(c)    If the Borrower or any Subsidiary intends to grant any Lien on any Property to secure any Permitted Junior Lien Debt, then the Borrower will provide at least fifteen (15) days’ prior written notice thereof to the Administrative Agent and the Collateral Agent (or such shorter time as the Collateral Agent may agree in its sole discretion), and the Borrower will, and will cause its Subsidiaries to, first grant to the Collateral Agent to secure the Secured Obligations a prior Lien, on the same Property pursuant to Security Instruments in form and substance satisfactory to the Collateral Agent to the extent a prior Lien has not already been granted to the Collateral Agent on such Property. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or the Collateral Agent. The Borrower will cause any Subsidiary and any other Person guaranteeing any Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt to contemporaneously guarantee the Secured Obligations pursuant to the Guaranty Agreement.
(d)    If the Credit Parties consummate any Material Acquisition of Oil and Gas Properties, the Credit Parties shall grant liens on such Oil and Gas Properties in accordance with Section 8.18.
(e)    With respect to any real property that will be subject to such additional Security Instruments pursuant to this Section 8.14, the Borrower shall, and shall cause each other Credit Party to, in connection with but reasonably prior to its delivery of any such additional Security Instruments that would encumber any Building or Manufactured (Mobile) Home, provide (i) a life of loan flood hazard determination with respect to any such Building or Manufactured (Mobile) Home and (ii) if such real property is located in a Special Flood Hazard Area, evidence of flood insurance in such amounts as are reasonably acceptable to the Administrative Agent.
(f)    Notwithstanding the foregoing provisions of Section 8.14,
(i)    for counties with respect to which the Credit Parties are not required to deliver mortgages on the Effective Date under Section 6.01(g)(i), the Credit Parties shall have until the date that is ninety (90) days following the Effective Date (the “Post-Closing Non-Proved Mortgage Date”) to execute and deliver mortgages encumbering the Oil and Gas Properties that do not constitute Proved Reserves but are located in those counties, and, at all times from and after the Post-Closing Non-Proved Mortgage Date, substantially all of the Credit Parties’ Oil and Gas Properties not constituting Proved Reserves shall be required to be Mortgaged Property; and

(ii)    during the period commencing on the Effective Date and ending on the date that is thirty (30) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) (such period, the “Post-Closing Mortgage Period”), the Mortgaged Properties shall only be required to include (A) (1) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 84% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report and (2) Oil and Gas Properties constituting Proved Reserves representing at least 84% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report, (B) substantially all of the Credit Parties’ Oil and Gas Properties not constituting Proved Reserves to the extent that such Oil and Gas Properties are located in counties in which filings have been made, or are required to be made, to satisfy clause (A) herein, and (C) substantially all midstream assets and any infrastructure or related Oil and Gas Property; provided that on or prior to the expiration of the Post-Closing Mortgage Period, the Borrower shall, and shall cause its Subsidiaries to, deliver supplemental mortgages (including mortgages covering leasehold interests in wellbores owned by the Credit Parties as of the Effective Date that were not previously mortgaged on the Effective Date) so that the Mortgaged Property includes (x) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report and (y) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report.
Section 8.15    ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to promptly furnish to the Administrative Agent (a) promptly after receipt of a written request by the Administrative Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder, filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, that would reasonably be expected to have a Material Adverse Effect in connection with any Plan or any trust created thereunder, a written notice signed by the Chief Executive Officer or the principal Financial Officer, the Subsidiary or the ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate), as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.
Section 8.16    Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17    Deposit Accounts, Securities Accounts and Commodities Accounts.
(a)    The Borrower shall cause all of its Deposit Accounts, Securities Accounts and Commodities Accounts of the Credit Parties, other than Excluded Deposit Accounts, to be subject to Account Control Agreements at all times.
(b)    Upon the request of the Administrative Agent the Borrower shall provide to the Administrative Agent, within two (2) Business Days of any such request (or such longer period the Administrative Agent may agree), balance statements, in a form reasonably acceptable to the Administrative Agent, for each Deposit Accounts, Securities Accounts and Commodities Accounts of the Borrower and each Subsidiary.
Section 8.18    Acquisition of Oil and Gas Properties – Mortgage Coverage. In connection with any Material Acquisition, the Borrower shall, and shall cause its Subsidiaries to, grant within 30 days of such acquisition of such Oil and Gas Properties by the Borrower or such Subsidiary, to the Collateral Agent as security for the Secured Obligations a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on (a) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate) of all Proved Developed Producing Reserves acquired, (b) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate) of all Proved Reserves acquired, (c) substantially all of the Oil and Gas Properties not constituting Proved Reserves acquired, and (d) substantially all midstream assets and any infrastructure or related Oil and Gas Property acquired. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and the Borrower and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).
Section 8.19    Lender Call and Meetings. Within two (2) Business Days after the delivery of the financial statements pursuant to Sections 8.01(a) and (b) (or such longer period as the Administrative Agent may agree), the Borrower shall be available to go over the results of its operations and other matters concerning the Borrower and its Subsidiaries with the Lenders by way of teleconference. At the request of the Majority Lenders, and upon reasonable notice, the Borrower shall meet with the Lenders and provide such information therein that the Majority Lenders reasonably request.
Section 8.20    Swap Agreements. Subject to Section 9.18, the Borrower shall, not later than five Business Days following the Effective Date, enter into and maintain Swap Agreements with Approved Counterparties, the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements), as of the date such Swap Agreement is executed, of not less than (a) 75% of the Reasonably Anticipated Projected Production of crude oil from the Credit Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing on the date of determination through the 12th month thereafter, (b) 67% of the Reasonably Anticipated Projected Production of crude oil from the Credit Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 13th month after the date of determination through the 24th month thereafter, and (c) 50% of the Reasonably Anticipated Projected Production of crude oil from the Credit Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 25th month after the date of determination through the 36th month thereafter. Notwithstanding the foregoing, the Borrower shall only be required to enter into and maintain 50% of the Swap Agreements required by the previous sentence (calculated separately for each of clauses (a), (b) and (c)) during the period commencing on the fifth day following the Effective Date and ending on the date that is forty-five days after the Effective Date; provided that (i) no later than the fifth day after the Effective Date, the Borrower shall deliver a certificate (in form and detail reasonably acceptable to the Administrative Agent) executed by a Responsible Officer certifying that the Borrower has entered into Swap Agreements representing at least

50% of the notional volumes required by the first sentence of this Section 8.20 (calculated separately for clauses (a), (b) and (c) of such sentence) and attaching thereto a schedule of the Swap Agreements then in effect and demonstrating such compliance, and (ii) no later than the forty-fifth day after the Effective Date, the Borrower shall deliver a certificate (in form and detail reasonably acceptable to the Administrative Agent) executed by a Responsible Officer certifying that the Borrower has entered into Swap Agreements meeting the requirements of this Section 8.20 and attaching thereto a schedule of the Swap Agreements then in effect and demonstrating such compliance. Borrower’s compliance with the requirements of this Section 8.20 shall be measured as of (i) the fifth Business Day following the Effective Date, (ii) the forty-fifth day following the Effective Date, and (iii) thereafter, the last day of each fiscal quarter, in each case using the most recently delivered Reserve Report (including the Initial Reserve Report).
Section 8.21    EEA Financial Institution. Neither the Borrower nor any other Subsidiary of the Borrower is an EEA Financial Institution.
ARTICLE IX
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations for which no claim has been made) have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 9.01    Financial Covenants.
(a)    PDP Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter ending on or after December 31, 2017, the PDP Coverage Ratio to be less than 1.30 to 1.00.
(b)    Ratio of Net Senior Secured Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter ending on or after December 31, 2017, permit its ratio of Net Senior Secured Debt as of such date to EBITDAX for the period of four (4) fiscal quarters then ending on such day to be greater than 3.75 to 1.00.
(c)    Liquidity. As of each date, the sum of (i) all unrestricted cash and unrestricted Cash Equivalents in accounts of the Borrower and its Subsidiaries subject to an Account Control Agreement on such date plus (ii) the aggregate undrawn Delayed Draw Commitments available to the Borrower (only to the extent that the Borrower can satisfy each of the conditions precedent to draw on the Delayed Draw Commitments) shall not be less than $20,000,000.
Section 9.02    Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
(a)    the Secured Obligations or any guaranty of or suretyship arrangement for the Secured Obligations;
(b)    Debt (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of any Credit Party (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Credit Party (provided that such Debt is incurred within 60 days of the acquisition of such property) and (ii) in respect of Capital Leases, provided that the principal amount of all Debt outstanding pursuant to this clause shall not exceed $2,000,000 in the aggregate at any one time;
(c)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(d)    intercompany Debt between Credit Parties to the extent permitted by Section 9.05(d); provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than one of the Credit Parties, (ii) any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guaranty Agreement and (iii) any such Debt shall not have any scheduled amortization prior to 90 days after the Maturity Date;
(e)    Endorsements of negotiable instruments for collection in the ordinary course of business;
(f)    the Existing Notes and any Permitted Refinancing Debt in respect of such Existing Notes; provided that (i) the remaining outstanding principal balance of the Existing Notes shall be less than or equal to $30,000,000 at all times on or after March 1, 2020 and (ii) the Borrower shall have furnished to the Administrative Agent and the Lenders prior written notice of its intent to incur any such Permitted Refinancing Debt, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;
(g)    Permitted Junior Lien Debt the principal amount of which does not exceed $500,000,000 and any Permitted Refinancing Debt in respect thereof; provided that the Borrower shall have furnished to the Administrative Agent and the Lenders prior written notice of its intent to incur such Permitted Junior Lien Debt, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;
(h)    Debt in respect of letters of credit posted on behalf of the Credit Parties in an amount not to exceed $2,000,000;
(i)    Guarantees of the Borrower and any Guarantor in respect of Debt otherwise permitted hereunder; and
(j)    Other Debt not to exceed $10,000,000 in the aggregate principal amount at any one time outstanding.
Section 9.03    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens granted under the Loan Documents securing the payment of any Secured Obligations;
(b)    Excepted Liens;
(c)    Liens securing Debt permitted by Section 9.02(b), but only on the Property that are the subject of the Debt referred to in such clause;
(d)    Liens securing Permitted Junior Lien Debt permitted by Section 9.02(g), provided that such Liens shall (i) be subordinate to the Liens securing the Secured Obligations and (ii) only be permitted so long as such Liens are subject to the Second Lien Intercreditor Agreement;
(e)    Liens on cash deposits (and Deposit Accounts) securing Debt in respect of letters of credit permitted by Section 9.02(h);
(f)    Liens existing on the date hereof and listed in Schedule 9.03 and any renewals or extensions thereof;

(g)    Liens in favor of the provider of insurance premium financings which encumber cash or letters of credit held by the party, the proceeds of insurance the premiums of which are financed thereby, or prepaid premiums, which are entered into in the ordinary course of business and which secure the Debt incurred from such provider to pay insurance premiums in an aggregate amount not to exceed $250,000 at any time; and
(h)    Liens on Property not otherwise permitted by the foregoing clauses of this Section 9.03; provided that (i) such Liens do not secure Debt for borrowed money and (ii) the aggregate amount of all Debt secured by Liens permitted by this Section 9.03(h) shall not exceed $2,000,000 at any time.
Section 9.04    Dividends, Distributions and Redemptions; Amendments to Certain Debt Documents.
(a)    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:
(i)    the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(ii)    Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(iii)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;
(iv)    the Borrower may make Restricted Payments in the form of repurchases of Equity Interests issued by the Borrower in an aggregate amount not to exceed $25,000,000 during the term of this Agreement; provided that (A) the PDP Coverage Ratio shall be equal to or greater than 1.55 to 1.00 after giving pro forma effect to such Restricted Payment (and the Borrower has delivered the certificate required by Section 8.01(w) certifying to such pro forma compliance and attaching calculations demonstrating such pro forma compliance), (B) such Restricted Payment is pursuant to an open market repurchase of such Equity Interests and the seller of such Equity Interest is not an Affiliate or “insider” of the Borrower, (C) no Default or Event of Default shall exist at the time of such Restricted Payment or result therefrom and (D) concurrently with any such Restricted Payment, the Borrower shall deliver a certificate executed by its Chief Financial Officer certifying that, after giving effect to such Restricted Payment, the representation and warranty contained in Section 7.22 is true and correct in all respects as of such date.
(b)    Redemption or Amendment of Terms of Certain Debt. The Borrower will not, and will not permit any Subsidiary to, prior to the date that is one hundred eighty (180) days after the Maturity Date:
(i)    call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Existing Notes (or any Permitted Refinancing Debt in respect thereof) or any Permitted Junior Lien Debt (or any Permitted Refinancing Debt in respect thereof); provided that the Borrower may:
(A)    prepay, repay or Redeem the Existing Notes (1) with the proceeds of any Permitted Refinancing Debt in respect thereof, or (2) so long as (w) the PDP Coverage Ratio is equal to or greater than 1.50 to 1.00 after giving pro forma effect to such Redemption (and the Borrower has delivered the certificate required by Section 8.01(w) certifying to such pro forma compliance and attaching calculations demonstrating such pro forma compliance), (x) the aggregate cash consideration paid by the Credit Parties in respect of such Redemptions during the term of this Agreement does not exceed $75,000,000, (y) no Default or Event of Default shall exist at the time of such Redemption or result therefrom and (z) concurrently with any such prepayment, repayment or Redemption, the Borrower shall deliver a certificate executed by its Chief Financial Officer certifying that, after giving effect to such prepayment, repayment or Redemption, the representation and warranty contained in Section 7.22 is true and correct in all respects as of such date;
(B)    prepay, repay or Redeem Permitted Junior Lien Debt with the proceeds of any Permitted Refinancing Debt in respect thereof;
(C)    exchange Existing Notes (or Permitted Refinancing Debt in respect thereof) and Permitted Junior Lien Debt (or Permitted Refinancing Debt in respect thereof) for Equity Interests (other than Disqualified Capital Stock) of the Borrower;
(D)    exchange Existing Notes for Permitted Junior Lien Debt; or
(ii)    amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of or documents governing the Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect of either of the foregoing if:
(A)    the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or premium or fee (other than a consent, amendment or similar fee in an aggregate amount not to exceed 1.00% of the outstanding principal amount of the Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt being amended, modified or otherwise changed) with respect thereto or increase the rate or shorten any period for payment of interest thereon or would otherwise (taken as a whole) be materially adverse to the interests of the Lenders; or
(B)    in the case of Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect thereof, such action is prohibited under the terms of the Second Lien Intercreditor Agreement;
provided that the foregoing shall not prohibit the execution of other indentures or agreements in connection with the issuance of Permitted Refinancing Debt or the execution of supplemental indentures to add guarantors provided such Person complies with Section 8.14(b) and Section 8.14(c).
Section 9.05    Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person or make any Material Acquisitions, except that the foregoing restriction shall not apply to:
(a)    Investments disclosed to the Lenders in Schedule 9.05;
(b)    accounts receivable arising in the ordinary course of business;
(c)    Cash Equivalents so long as such Cash Equivalents are held in a Deposit Account, Securities Account or Commodities Account subject to an Account Control Agreement;
(d)    Investments (i) made by the Borrower in or to any Subsidiary which is a Guarantor and with respect to which 100% of the issued and outstanding Equity Interests have been pledged to Administrative Agent, and (ii) made by any Guarantor in or to any other Credit Party;
(e)    Permitted Acquisitions, provided that the Borrower shall deliver concurrently with the consummation of any Permitted Acquisition the certificate required by Section 8.01(w) certifying to pro forma compliance with Section 9.01 and that the PDP Coverage Ratio is greater than or equal to 1.4 to 1.0 and attaching calculations demonstrating such compliance;

(f)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice if the aggregate amount of all Investments held at any one time under this Section 9.05(f) exceeds $100,000;
(g)    (i) guarantees permitted by Section 9.02, and (ii) guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Guarantor, which obligations were incurred in the ordinary course of business and do not constitute Secured Obligations; and
(h)    other Investments not to exceed $5,000,000 in the aggregate at any time.
Section 9.06    Nature of Business. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Credit Parties and their Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.
Section 9.07    Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Oil and Gas Properties), under leases or lease agreements which would cause the aggregate amount of all net payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.
Section 9.08    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing, and the Borrower shall not directly or, to the knowledge of the Borrower, indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or, to the knowledge of such Person, indirectly use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.09    ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:
(a)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, engage in, or permit any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code if such penalty or liability could reasonably be expected to result in a Material Adverse Effect;

(b)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, terminate, or permit any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC;
(c)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, fail to make, or permit any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to result in a Material Adverse Effect;
(d)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, permit to exist, or allow any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;
(e)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, permit, or allow any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;
(f)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to contribute to or assume an obligation to contribute to, any Multiemployer Plan;
(g)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, acquire, or permit any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;
(h)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, incur, or permit any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and
(i)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, amend, or permit any ERISA Affiliate (to the extent that the Borrower has Control of the ERISA Affiliate) to amend, a Plan resulting in an increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
Section 9.11    Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any Guarantor may merge with or dissolve into any other Guarantor, (b) that the Borrower may merge with any Subsidiary (or such Subsidiary may be dissolved into the Borrower) so long as the Borrower is the survivor, (c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor and (d) the Borrower or any Subsidiary may dispose of all of the Equity Interests of any Subsidiary in accordance with Section 9.12.
Section 9.12    Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property (each, a “Transfer”) except for:
(a)    the sale of Hydrocarbons in the ordinary course of business;
(b)    farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such farmouts with the approval of the Administrative Agent in its sole discretion;
(c)    the sale or transfer of equipment that is no longer useful or necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value or use;
(d)    the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition, as reasonably determined by the management or, with respect to a Material Divestiture, the board of directors or other governing body of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary, and (iv) with respect to any Material Divestiture, the Borrower shall be in pro forma compliance after giving effect to such Material Divestiture with each of the financial covenants in Section 9.01 and shall have delivered to the Administrative Agent the certificate required by Section 8.01(w) attaching calculations demonstrating such pro forma compliance;
(e)    Transfers of Property to the Borrower or any Guarantor; and
(f)    Transfers permitted by Section 9.03, Section 9.04(a), Section 9.10 and Section 9.11 (other than Section 9.11(iv);

(g)    the trade or exchange of Oil and Gas Properties constituting Proved Undeveloped Reserves or Oil and Gas Properties not constituting Proved Reserves for Oil and Gas Properties of like kind and equivalent value (including any cash or Cash Equivalents necessary to achieve an exchange of equivalent value); provided that (i) the aggregate value of all Oil and Gas Properties traded or exchanged pursuant to this Section 9.12(g) shall not exceed $10,000,000 and (i) (A) the value for any Oil and Gas Properties constituting Proved Undeveloped Reserves shall be the net present value of such Oil and Gas Property (using a 10% discount rate) as such value is set forth in the most recently delivered Reserve Report and (B) the value for any Oil and Gas Properties not constituting Proved Reserves shall be the fair market value of such Oil and Gas Property;
(h)    any Transfer of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority or (iii) a Casualty Event;
(i)    the termination, surrender or release of leases and subleases, in each case in the ordinary course of business to the extent the Borrower determines in good faith that such leases or subleases are not economic or the Borrower has no right to extend or renew such lease or sublease; and
(j)    sales and other Transfers of Properties (other than any Oil and Gas Property constituting Proved Developed Producing Reserves) having a fair market value not to exceed $10,000,000 during any 12-month period.
Notwithstanding anything to the contrary in this Section 9.12, in no event shall the Borrower or any Subsidiary enter into any “DrillCo” transaction or similar transaction where the Borrower or any Subsidiary conveys any Oil and Gas Property to any Person in exchange for the funding of any drilling or development costs.
Section 9.13    Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or perform any action or permit any action which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
Section 9.14    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Credit Parties) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that (a) any transaction with any Affiliate (other than a transaction solely among Credit Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of this Agreement, in excess of $5,000,000 shall require the approval of the board of directors of the Borrower (including a majority of the disinterested directors) and (b) the Borrower shall deliver a fairness opinion in form and substance acceptable to the Administrative Agent from a financial advisor of national standing reasonably acceptable to the Administrative Agent approving any transaction with any Affiliate (other than a transaction solely among Credit Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of this Agreement, in excess of $10,000,000.
Section 9.15    Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12. Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries. The Borrower will not permit any Person other than a Credit Party to own any Equity Interests in any Guarantor.

Section 9.16    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, documents governing Permitted Second Lien Debt or Capital Leases or purchase money loans creating Liens permitted by Section 9.03) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to any Credit Party, or which requires the consent of or notice to other Persons in connection therewith.
Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments or Minimum Volume Contracts. The Borrower will not, and will not permit any Subsidiary to, (a) allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one bcf of gas (on an mcf equivalent basis) in the aggregate or (b) enter into minimum volume contracts for gathering, processing or transportation of production that require the payment of a fee in the event such minimum volumes are not met.
Section 9.18    Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements other than (a) non-speculative Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) that are either swaps or costless collars (and if costless collars, have terms acceptable to the Administrative Agent in its sole discretion), (iii) the maximum tenor of which is no longer than 36 months, (iv) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed and as of the last day of each fiscal quarter, 90% of Reasonably Anticipated Projected Production for each month during the 36-calendar month period following such date of determination, for each of crude oil, liquids and natural gas, calculated separately and (v) in the case of Swap Agreements that are swaps, such Swap Agreements shall have prices for each month during the tenor thereof set at the Strip Price for such month determined at the time such Swap Agreement is entered into; and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed the greater of $20,000,000 and 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures other than collateral provided for in, and upon the terms and conditions set forth in, this Agreement and the relevant Security Instruments. No Credit Party shall Liquidate any Swap Agreement in respect of commodities if (A) after giving pro forma effect thereto, the Borrower would not be in compliance with Section 8.20 or Section 9.01 (and in connection with any such Liquidation, the Borrower shall deliver the certificate required by Section 8.01(w) demonstrating such pro forma compliance), or (B) the aggregate proceeds received by the Credit Parties in respect of such Liquidations in any 12-month period exceeds $2,000,000.
Section 9.19    Deposit Accounts. The Borrower will not, and will not permit any Guarantor to, open or otherwise establish, or deposit or otherwise transfer Dedicated Cash Receipts into, any Deposit Account other than Deposit Accounts (b) in which the Collateral Agent has been granted a Lien and (c) that are subject to an Account Control Agreement in favor of the Collateral Agent.

Section 9.20    Sale and Leaseback. The Borrower will not, and will not permit any Subsidiary or Guarantor to, enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary or Guarantor shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby Borrower or any Subsidiary or Guarantor shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Borrower or any Subsidiary or Guarantor intends to use for substantially the same purpose or purposes as the Property sold or transferred.
Section 9.21    Amendments to Organizational Documents and Fiscal Year. Without the prior written consent of the Majority Lenders, neither Borrower nor any Guarantor will (a) amend, or permit to be amended, its Organizational Documents or waive any right or obligation of any Person thereunder except to the extent such amendment or waiver could not reasonably be expected to adversely affect the rights and benefits of the Administrative Agent, the Lenders and/or other Secured Parties or (b) change its fiscal year to end on any day other than December 31.
Section 9.22    Aggregate Interest Expense. No Credit Party shall issue or incur any Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect of either the Existing Notes or Permitted Junior Lien Debt if, as of the date of such issuance or incurrence and after giving effect thereto, the aggregate cash interest in respect of all Existing Notes, Permitted Junior Lien Debt and Permitted Refinancing Debt that would be payable by the Credit Parties during any period of 12 consecutive full calendar months following such date of calculation (calculated as if (x) the principal balances of such Debt remain constant over each such period at the respective balances on such date of determination and (y) the interest rates applicable to such Debt over each such period are the interest rates that would be in effect during such periods in accordance with the documents governing such Debt as such documents are in effect as of the date of determination) would exceed the sum of (a) the amount of cash interest paid in respect of the Existing Notes on December 1, 2016 plus (b) the amount of cash interest paid in respect of the Existing Notes on June 1, 2017, unless the PDP Coverage Ratio on such date of determination, pro forma for such issuance or incurrence and the use of proceeds thereof, is greater than or equal to 2.50 to 1.00 (and the Borrower has delivered the certificate required by Section 8.01(w) certifying to such compliance and attaching calculations demonstrating such compliance).
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three Business Days.
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects).
(d)    the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 3.04(b), Section 8.01(i), Section 8.01(m), Section 8.02, Section 8.03, Section 8.12, Section 8.13, Section 8.14, Section 8.17, Section 8.18, Section 8.20 or in Article IX.

(e)    the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.
(f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.
(i)    the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Borrower to consider a resolution to dissolve and wind‑up the Borrower’s affairs or (vii) take any action for the purpose of effecting any of the foregoing.
(j)    the Borrower or any Guarantor shall admit in writing its inability or fail generally to pay its debts as they become due.
(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non‑monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against a Credit Party or any combination thereof and, in either such case, the same shall remain undischarged for a period of forty‑five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Credit Party to enforce any such judgment.
(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto (or, in the case of any Intercreditor Agreement, against any party thereto other than the Administrative Agent) or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or a Credit Party or any of their Affiliates shall so state in writing.

(m)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
(n)    a Change in Control shall occur.
Section 10.02    Remedies.
(a)    In the case of an Event of Default:
(i)    other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(A)    terminate the Commitments, and thereupon the Commitments shall terminate immediately and the Yield Maintenance Amount, Call Protection Amount and other similar amounts on such terminated Commitments shall be due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor, and/or
(B)    declare the principal amount of the Notes and the Loans then outstanding, and accrued interest, fees, Yield Maintenance Amount, Call Protection Amount and other similar amounts thereon, to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and
(ii)    described in Section 10.01(h), Section 10.01(i) or Section 10.01(j):
(A)    the Commitments shall automatically terminate and the Yield Maintenance Amount, Call Protection Amount and other similar amounts on such terminated Commitments shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and
(B)    the principal amount of the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees, Yield Maintenance Amount, Call Protection Amount and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(iii)    Without limiting the generality of the foregoing, it is understood and agreed that if, prior to the Maturity Date, the Loans are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law) (a “Yield Maintenance Event”)), the Call Protection Amount and Yield Maintenance Amount that would have applied if, at the time of such acceleration, the Borrower had paid, refinanced, substituted or replaced any or all of the Loans as contemplated in Section 3.01 and/or 3.04 will also be due and payable as though a Yield Maintenance Event had occurred and the Call Protection Amount and Yield Maintenance Amount shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits as a result thereof. Any Call Protection Amount and Yield Maintenance Amount payable above shall be presumed to be the liquidated damages sustained by the Lenders as the result of payment or acceleration, as applicable, prior to the Maturity Date and the Borrower and Guarantors agree that the Call Protection Amount and Yield Maintenance Amount are reasonable under the circumstances currently existing. The Call Protection Amount and Yield Maintenance Amount shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. THE BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL PROTECTION AMOUNT AND YIELD MAINTENANCE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and each Guarantor expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Call Protection Amount and Yield Maintenance Amount are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Call Protection Amount and Yield Maintenance Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower and Guarantors giving specific consideration in this transaction for such agreement to pay the Call Protection Amount and Yield Maintenance Amount; and (D) the Borrower and each Guarantor shall each be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and each Guarantor expressly acknowledges that its agreement to pay the Call Protection Amount and Yield Maintenance Amount to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans. In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Borrower or any Guarantor with the intention of avoiding payment of the Call Protection Amount and Yield Maintenance Amount that the Borrower would have had to pay if the Borrower then had elected to pay the Loans prior to the Maturity Date pursuant to Section 3.01 and/or 3.04(a), an equivalent premium, without duplication, will become and be immediately due and payable to the extent permitted by law upon the acceleration of the Loans.
(b)    In the case of the occurrence of an Event of Default, the Administrative Agent, the Collateral Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)    Subject to the terms of the Swap Intercreditor Agreement, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and the Collateral Agent in their capacities as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders (to the extent not paid pursuant to (i) above);
(iii)    third, pro rata to payment of accrued interest on the Loans, any Yield Maintenance Amount and Call Protection Amount then due;
(iv)    fourth, pro rata to payment of the principal amount of the Loans then due;
(v)    fifth, pro rata to any other Secured Obligations; and
(vi)    sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligation (it being understood, that in the event that any amount is applied to Secured Obligations other than any Excluded Swap Obligation as a result of this this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause fourth above by the holders of any Excluded Swap Obligation are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).
ARTICLE XI
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
Section 11.01    Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agent and authorizes the Administrative Agent and/or the Collateral Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 11.06). Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs the Collateral Agent to enter into the Security Instruments on behalf of such Lender, in each case, as the Collateral Agent deems appropriate and agrees that the Collateral Agent may take such actions on its behalf as is contemplated by the terms of any such applicable Security Instrument. Without limiting the provisions of Sections 11.02 and 11.03, each Lender hereby consents to the Administrative Agent and the Collateral Agent and any successor serving in either such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, the Collateral Agent or any such successor, arising from the role of the Administrative Agent, the Collateral Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.
Section 11.02    Duties and Obligations of Administrative Agent and Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or Collateral Agent or any of their Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or Collateral Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, or effectiveness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the Collateral Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the

Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section 11.03    Action by Administrative Agent and Collateral Agent.
(a)    Neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent and/or the Collateral Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) and in all cases the Administrative Agent and/or the Collateral Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless (i) it shall receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) specifying the action to be taken (ii) such instructions do not conflict with the provisions of this Agreement or any other Loan Document or any applicable law, (iii) the Administrative Agent and/or the Collateral Agent determines, in its sole and absolute discretion, that such instructions are not ambiguous, inconsistent or in conflict with previously received instructions or otherwise insufficient to direct the actions of the Administrative Agent and/or the Collateral Agent (provided that the Administrative Agent and/or the Collateral Agent explains the grounds for a refusal based on a deficiency of instructions) and (iv) it shall be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent and/or the Collateral Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and/or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent or the Collateral Agent be required to take any action which exposes the Administrative Agent or the Collateral Agent, as applicable, to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by them hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
(b)    Nothing in this Section 11.03 shall impair the right of the Administrative Agent and/or the Collateral Agent in its discretion to take any action authorized under this Agreement or the Security Instruments, to the extent that the consent of any Secured Party is not required or to the extent such action is not prohibited by the terms hereof or thereof, which it deems proper and consistent with the instructions given by the Secured Parties as provided for herein or otherwise in the best interest of the Secured Parties.
Section 11.04    Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the

Administrative Agent’s or the Collateral Agent’s, as applicable, record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent or the Collateral Agent, as applicable. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each of the Administrative Agent and the Collateral Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 11.05    Subagents. Each of the Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.
Section 11.06    Resignation of Administrative Agent and Collateral Agent. The Administrative Agent may at any time give notice of its resignation (which will also include its resignation as the Collateral Agent) to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with (and, absent the occurrence and continuation of an Event of Default, approval of) the Borrower, to appoint a successor, which shall be an institution with an office in New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent (and Collateral Agent) meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly by the Borrower, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 11.06. Upon the acceptance of a successor’s appointment as Administrative Agent (and Collateral Agent) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (and Collateral Agent), and the retiring Administrative Agent (and Collateral Agent) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s (and Collateral Agent’s) resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, Collateral Agent, their sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or the Collateral Agent was acting as the Collateral Agent.
Section 11.07    Administrative Agents and Collateral Agent as Lenders. Each Person serving as an Administrative Agent or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and/or Collateral Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent and/or Collateral Agent hereunder.

Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent and the Collateral Agent shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent, the Collateral Agent or any of their Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent and the Collateral Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09    Administrative Agent and Collateral Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent and/or the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent and/or the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and/or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and/or the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and the Collateral Agent under Section 12.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent and their agents and counsel, and any other amounts due the Administrative Agent and/or the Collateral Agent under Section 12.03.
Each Secured Party agrees that only the Collateral Agent, and none of them, shall be entitled to credit bid all or any of the Secured Obligations, provided that the Secured Parties agree, solely for their own benefit, that any credit bid of Secured Obligations will be made ratably for the ratable benefit of the creditors in respect thereof.
Nothing contained herein shall be deemed to authorize the Administrative Agent and/or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent and/or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10    Authority of Collateral Agent to Release Collateral, Liens and Guarantors. Each Lender hereby authorizes the Collateral Agent to release any collateral that is permitted to be sold or released and release any Guarantor that is permitted to be released from its obligations under the Loan Documents, in each case pursuant to the applicable terms of the Loan Documents. Each Lender hereby authorizes the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments, release of guarantees or Guarantors (as the case may be) or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property or any one or more Guarantors to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone and all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at: 601 Carlson Parkway, Suite 990, Minnetonka, MN 55305, Attention of Chief Financial Officer (Telecopy No. (952) 476‑9801);
(ii)    if to the Administrative Agent or the Collateral Agent, to it at: 301 Commerce Street, Suite 3300, Fort Worth, TX 76012, Attention of Shari Williams (Telecopy No. (212) 430-7515); and
(iii)    the Administrative Agent will forward all relevant notices from the Borrower to the Lenders.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV, Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof nor any Security Instrument or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:
(i)    increase the Commitment of any Lender without the written consent of such Lender;
(ii)    waive or amend Section 10.02(c) without the written consent of each Lender;
(iii)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any Yield Maintenance Amount, Call Protection Amount or fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the meaning of “default rate” or to waive any obligation of the Borrower to pay interest at such default rate;
(iv)    postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby;
(v)    change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(vi)    waive or amend Section 3.04(b), Section 6.01, Section 6.02, Section 8.14 or Section 12.14, without the written consent of each Lender affected thereby;
(vii)    release any Guarantor (except as set forth in the Guaranty Agreement or in any other Loan Document), release all or substantially all, or subordinate the Liens on any, of the collateral (other than as provided in Section 11.10), without the written consent of each Lender;
(viii)    change any of the provisions of this Section 12.02(b) or Section 12.04(a) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable. Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective upon delivery by the Borrower to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) any Security Instrument may be supplemented to add additional collateral with the consent of the Administrative Agent and the Collateral Agent and (C) this Agreement and the other Loan Documents may be amended by the Borrower and Administrative Agent to (1) cure ambiguities, omissions, mistakes or defects or to cause such guarantee or other Loan Document to be consistent with this Agreement and (2) to give effect to Section 2.05(d), in each case, as reasonably determined by the Borrower and the Administrative Agent, without the consent of the Lenders. Notwithstanding anything to the contrary in this Section 12.02, any Affiliated Lender shall only be permitted to vote with respect to waivers, amendments and modifications that disproportionately and adversely affect the economics that such Affiliated Lender (solely in its capacity as a Lender) is entitled to receive with respect to the Loans.

Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent and the Collateral Agent, the costs to the Administrative Agent of a third party servicer or data servicer in the course of its administration of the Loans and the Loan Documents on its behalf, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Collateral Agent as to the rights and duties of the Administrative Agent, the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the amount of such expenses incurred prior to the Effective Date and required to be reimbursed by the Borrower shall be capped at $600,000, (ii) all costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein and (iii) all out-of-pocket expenses incurred by any Lender, including the fees, charges and disbursements of any counsel for any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE, ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR

DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED that SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF, OR VIOLATION OF LAW BY, SUCH INDEMNITEE. NOTWITHSTANDING THE FOREGOING, NO INDEMNIFICATION SHALL BE GIVEN TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 12.03(a) or (b) (and provided that such failure is not due to the Administrative Agent’s gross negligence, willful misconduct or bad faith), each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 (and in no event may any Lender assign all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder to the Borrower, an Affiliate of the Borrower, a Defaulting Lender, an Affiliate of a Defaulting Lender or, without the written consent of the Administrative Agent in its sole discretion, an Affiliated Person). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of
(A)    the Borrower; provided that (1) other than in the case of an assignment to a Competitor, no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignee that is a Lender (other than an Affiliated Lender) immediately prior to giving effect to such assignment,
(ii)    Assignments shall be subject to the following conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless the Administrative Agent otherwise consent;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that a Lender may assign its rights and obligations under its Initial Term Loans, its Delayed Draw Commitment and outstanding Delayed Draw Loans separately;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all such documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(E)    no such assignment shall be made to the Borrower, any Affiliate of the Borrower, a Defaulting Lender (or any entity who, upon becoming a Lender hereunder, would constitute a Defaulting Lender), any Affiliate of a Defaulting Lender, a natural person or, without the written consent of the Administrative Agent in its sole discretion, any Affiliated Person.

(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed documents required of the assignee under Section 12.04(b)(ii)(D) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) in no event shall any participation be sold to any Affiliated Person without the written consent of the Administrative Agent in its sole discretion. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.02 (subject to the requirements and limitations therein, including the requirements under Section 5.02 (it being understood that the documentation required under Section 5.02(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant agrees to be subject to the provisions of Section 5.01 and Section 5.02 as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, or other obligation is in registered form under Section 5f.l03-l(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding any other provisions of this Section 12.04(e), no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, and Section 12.03 and Article XI shall survive, on an unsecured and non-guaranteed basis, and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or their Affiliates may have.
Section 12.09    GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS.
(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED (AND IN SUCH EVENT, SUCH FEDERAL LAWS SHALL PERTAIN SOLELY TO SUCH LENDER).

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY: SUBMITS (AND THE BORROWER SHALL CAUSE EACH CREDIT PARTY TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE SECURITY INSTRUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY CREDIT PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, the Lenders and each other party hereto or to any other Loan Document, agrees to maintain, and agrees to cause each of its Affiliates to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, partners and investors and their directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to potential investors, rating agencies, and secured parties, including Approved Funds, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and in each such case, such Person shall, if permitted by law, notify the Borrower of such occurrence as soon as reasonably practicable following the service of any such process on such Person), (e) to any other party to this Agreement or any other Loan Document, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Lender or other party hereto on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Lender or any other party hereto on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) if the maturity of the Loans or any other Secured Obligations is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Parties (but subject to the terms of the Loan Documents, including provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any Secured Swap Obligations. Except as expressly provided herein or in the Swap Intercreditor Agreement, no Secured Swap Party shall have any voting rights under any Loan Document as a result of the existence of Secured Swap Obligations owed to it.
Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries, other than to the extent contemplated by Section 12.14.
Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
Section 12.17    INTERCREDITOR AGREEMENTS.
(a)    EACH LENDER HEREBY (i) INSTRUCTS AND AUTHORIZES THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO EXECUTE AND DELIVER THE SECOND LIEN INTERCREDITOR AGREEMENT AND THE SWAP INTERCREDITOR AGREEMENT (FOR PURPOSES OF THIS SECTION 12.17, COLLECTIVELY, THE “INTERCREDITOR AGREEMENTS”) ON ITS BEHALF, (ii) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO EXERCISE ALL OF THE ADMINISTRATIVE AGENT’S AND THE COLLATERAL AGENT’S RIGHTS AND TO COMPLY WITH ALL OF ITS OBLIGATIONS UNDER THE INTERCREDITOR AGREEMENTS, (iii) AGREES THAT THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT MAY TAKE ACTIONS ON ITS BEHALF AS IS CONTEMPLATED BY THE TERMS OF THE INTERCREDITOR AGREEMENTS, AND (iv) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE INTERCREDITOR AGREEMENTS SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b)    EACH LENDER ACKNOWLEDGES THAT IT HAS REVIEWED AND IS SATISFIED WITH THE TERMS AND PROVISIONS OF THE INTERCREDITOR AGREEMENTS AND ACKNOWLEDGES AND AGREES THAT SUCH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS.
Section 12.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	NORTHERN OIL AND GAS, INC. By: /s/ Thomas Stoelk Name: Thomas Stoelk Title: CEO & CFO

Signature Page to Term Loan Credit Agreement
Northern Oil and Gas, Inc.

AMINISTRATIVE AGENT AND COLLATERAL AGENT:	TPG SPECIALTY LENDING, INC. By: /s/ Robert Stanley Name: Robert ("Bo") Stanley Title: President

Signature Page to Term Loan Credit Agreement
Northern Oil and Gas, Inc.

LENDERS:	TPG SPECIALTY LENDING, INC. By: /s/ Robert Stanley Name: Robert ("Bo") Stanley Title: President

Signature Page to Term Loan Credit Agreement
Northern Oil and Gas, Inc.

TAO TALENTS, LLC By: /s/ Josh Peck Name: Josh Peck Title: Vice President

Signature Page to Term Loan Credit Agreement
Northern Oil and Gas, Inc.

TOP III TALENTS, LLC By: /s/ Josh Peck Name: Josh Peck Title: Vice President

Signature Page to Term Loan Credit Agreement
Northern Oil and Gas, Inc.

ANNEX I
LIST OF COMMITMENTS

Name of Lender	Initial Term Loan Commitments	Delayed Draw Commitments
TPG SPECIALTY LENDING, INC.	$48,750,000	$16,250,000
TOP III TALENTS, LLC	$90,000,000	$30,000,000
TAO TALENTS LLC	$161,250,000	$53,750,000

TOTAL	$300,000,000	$100,000,000

Annex 1